Exhibit 10.7

Execution Version

MASTER REPURCHASE AGREEMENT

Dated as of June 30, 2016

SUTHERLAND ASSET I, LLC,

as Parent Seller

SUTHERLAND 2016‑1 JPM GRANTOR TRUST,

as Trust Seller, and together with Parent Seller, each a “Seller” and, collectively, the
“Sellers”

SUTHERLAND ASSET MANAGEMENT CORPORATION,

as Guarantor

and

JPMORGAN CHASE BANK, N.A., as Buyer

TABLE OF CONTENTS

Section 1.	Definitions and Accounting Matters	2
1.1	Certain Defined Terms	2
1.2	Accounting Terms and Determinations	16
Section 2.	Initiation; Repurchase	17
2.1	Initiation	17
2.2	No Commitment	17
2.3	Procedure for Transactions	17
2.4	Margin Amount Maintenance; Mandatory Repurchases	18
2.5	Establishment of Collection Account and Waterfall	19
2.6	Repurchase Price; Price Differential	20
2.7	Optional Repurchases	20
2.8	Limitation on Types of Transactions; Illegality	20
2.9	Requirements of Law	21
2.10	Taxes	22
Section 3.	Payments; Computations; Etc	25
3.1	Payments	25
3.2	Computations	25
Section 4.	Conveyance; Security Interest	25
4.1	Conveyance; Security Interest	25
4.2	Further Documentation	26
4.3	Changes in Locations, Name, etc	27
4.4	Buyer’s Appointment as Attorney-in-Fact	27
4.5	Performance by Buyer of Seller’s Obligations	28
4.6	Proceeds	28
4.7	Reserved	29
4.8	Limitation on Duties Regarding Presentation of Repurchase Assets	29
4.9	Powers Coupled with an Interest	29
4.10	Release of Security Interest	29
Section 5.	Conditions Precedent	30
5.1	Repurchase Agreement; Initial Transaction	30
5.2	Initial and Subsequent Transactions	31
Section 6.	Representations and Warranties	32
6.1	Asset Schedule	32
6.2	Solvency	32
6.3	No Broker	33
6.4	Ability to Perform	33
6.5	Existence	33
6.6	Financial Statements	33

6.7	No Breach	34
6.8	Action	34
6.9	Approvals	34
6.10	Enforceability	34
6.11	Indebtedness	34
6.12	Material Adverse Effect	34
6.13	No Default	34
6.14	Real Estate Investment Trust	34
6.15	Adverse Selection	35
6.16	Litigation	35
6.17	Margin Regulations	35
6.18	Taxes	35
6.19	Investment Company Act	35
6.20	Chief Executive Office/Jurisdiction of Organization	35
6.21	Location of Books and Records	35
6.22	True and Complete Disclosure	35
6.23	ERISA	36
6.24	Reserved	37
6.25	No Reliance	37
6.26	Plan Assets	37
6.27	Anti-Money Laundering Laws	37
6.28	No Prohibited Persons	37
6.29	Repurchase Assets	37
6.30	Compliance with Representations and Warranties	38
Section 7.	Covenants of the Sellers	38
7.1	Preservation of Existence; Compliance with Law	38
7.2	Taxes	39
7.3	Notice of Proceedings or Adverse Change	39
7.4	Financial Reporting	40
7.5	Visitation and Inspection Rights	40
7.6	Reimbursement of Expenses	41
7.7	Further Assurances	41
7.8	True and Correct Information	41
7.9	ERISA Events	41
7.10	No Adverse Selection	42
7.11	Insurance	42
7.12	Books and Records	42
7.13	Illegal Activities	42
7.14	Material Change in Business	42
7.15	Limitation on Dividends and Distributions	42
7.16	Disposition of Assets; Liens	43
7.17	Transactions with Affiliates	43
7.18	ERISA Matters	43
7.19	Consolidations, Mergers and Sales of Assets	43
7.20	REIT Status	43

7.21	Asset Tape	44
7.22	Financial Covenants	44
7.23	No Amendment or Waiver	44
7.24	Reserved	44
7.25	Restrictions on Sale or Other Disposition of Purchased Assets	44
Section 8.	Events of Default	44
8.1	Payment Default	44
8.2	Representation and Warranty Breach	44
8.3	Immediate Covenant Defaults	45
8.4	Additional Covenant Defaults	45
8.5	Judgments	45
8.6	Cross-Default	45
8.7	Insolvency Event	45
8.8	Enforceability	45
8.9	Liens	46
8.10	Material Adverse Effect	46
8.11	Change in Control	46
8.12	Going Concern	46
8.13	Inability to Perform	46
8.14	Reserved	46
8.15	Replacement of Servicers	46
8.16	Investment Manager	46
8.17	REIT Qualification	46
Section 9.	Remedies Upon Default	47
Section 10.	No Duty of Buyer	49
Section 11.	Indemnification And Expenses	49
11.1	Indemnification	49
11.2	Expenses	50
11.3	Full Recourse	50
Section 12.	Servicing	50
12.1	Servicing of SBC Loans	50
12.2	Assignee	50
12.3	Servicing Agreement	51
12.4	Event of Default	51
Section 13.	Recording Of Communications	51
Section 14.	Due Diligence	51
Section 15.	Assignability; Amendment	52
15.1	Assignment and Acceptance	52

15.2	Participations	52
15.3	Disclosures	53
15.4	Amendment to Repurchase Agreement	53
Section 16.	Transfer and Maintenance of Register	53
16.1	Rights and Obligations	53
16.2	Register	53
Section 17.	Suspension of Payments	53
17.1	Set-Off Rights	54
17.2	Suspension of Payments	54
Section 18.	Terminability	54
Section 19.	Notices And Other Communications	54
Section 20.	Entire Agreement; Severability; Single Agreement	54
20.1	Entire Agreement	55
20.2	Single Agreement	55
Section 21.	Governing Law; Submission to Jurisdictions; Waivers	55
21.1	GOVERNING LAW	55
21.2	SUBMISSION TO JURISDICTION; WAIVERS	55
Section 22.	No Waivers, etc	56
Section 23.	Confidentiality	56
23.1	Confidential Terms	56
23.2	Confidential Information	57
Section 24.	Conflicts	57
Section 25.	Intent	57
Section 26.	Miscellaneous	58
26.1	Counterparts	59
26.2	Captions	59
26.3	Acknowledgment	59
26.4	Documents Mutually Drafted	59
Section 27.	Joint and Several	59

SCHEDULES
SCHEDULE 1	Representations and Warranties re: SBC Loans
SCHEDULE 2	Filing Jurisdictions and Offices
SCHEDULE 3	Reserved
SCHEDULE 4	List of Competitors
SCHEDULE 5	Asset Schedule Fields
EXHIBITS
EXHIBIT A	Form of Power of Attorney
EXHIBIT B	Form of Transaction Request
EXHIBIT C	Form of Remittance Report
EXHIBIT D	Form of Section 7 Certificate
EXHIBIT E	Asset File
EXHIBIT F	Form of Servicer Notice
EXHIBIT G	Form Excess Margin Notice

v

MASTER REPURCHASE AGREEMENT

MASTER REPURCHASE AGREEMENT, dated as of June 30, 2016, among SUTHERLAND ASSET I, LLC, a Delaware limited liability company (“Parent Seller”), SUTHERLAND 2016‑1 JPM GRANTOR TRUST, a Delaware statutory trust (“Trust Seller” and together with Parent Seller, each a “Seller” and, collectively, the “Sellers”), SUTHERLAND ASSET MANAGEMENT CORPORATION, a Maryland corporation (the “Guarantor”) and JPMORGAN CHASE BANK, N.A. (the “Buyer”).

RECITALS

WHEREAS, Parent Seller, ReadyCap Lending, LLC, a Delaware limited liability company (“ReadyCap”), Guarantor and Buyer are parties to that certain Master Loan and Security Agreement, dated as of June 27, 2014, as amended by Amendment No. 1 to Master Loan and Security Agreement, Amendment No. 2 to Master Loan and Security Agreement, Amendment No. 3 to Master Loan and Security Agreement, Amendment No. 4 to Master Loan and Security Agreement, Amendment No. 5 to Master Loan and Security Agreement, Amendment No. 6 to Master Loan and Security Agreement, Amendment No. 7 to Master Loan and Security Agreement, Amendment No. 8 to Master Loan and Security Agreement, Amendment No. 9 to Master Loan and Security Agreement and Amendment No. 10 to Master Loan and Security Agreement (the “Existing Loan Agreement”).

WHEREAS, Parent Seller was removed as a borrower from the Existing Loan Agreement in consideration of entering into this Repurchase Agreement;

WHEREAS, Sellers and Buyer desire to restructure the transactions (as between Parent Seller and Buyer) documented under the Existing Loan Agreement as repurchase transactions;

WHEREAS, from time to time the parties hereto may enter into transactions in which Sellers transfer to Buyer Purchased Assets against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Sellers such Purchased Assets at a date certain not later than the Termination Date. Each such transaction shall be referred to herein as a “Transaction” and shall be governed by this Repurchase Agreement, unless otherwise agreed in writing;

WHEREAS, on the initial Purchase Date, Sellers will sell certain Purchased Assets to Buyer in connection with the initial Transaction;

WHEREAS, as a condition to entering into Transactions with Sellers, Buyer has required Guarantor to guaranty the obligations hereunder;

NOW, THEREFORE, in consideration of the mutual provision and agreements made herein, the parties, intending to be legally bound, hereby agree as follows:

Section 1.        Definitions and Accounting Matters.

1.1        Certain Defined Terms. As used herein, the following terms have the following meanings (all terms defined in this Section 1.01 or in other provisions of this Repurchase Agreement in the singular to have the same meanings when used in the plural and vice versa):

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“2016 Guarantor Merger” shall mean the merger of Guarantor pursuant to the terms and conditions of the 2016 Guarantor Agreement and Plan of Merger.

“2016 Guarantor Agreement and Plan of Merger” shall mean that certain Agreement and Plan of Merger dated as of April 6, 2016, by and among ZAIS Financial Corp., ZAIS Financial Partners, L.P., ZAIS Merger Sub, LLC, Guarantor and Sutherland Partners, L.P., as in effect on the Effective Date.

“Acquisition Cost” shall mean the cost to the Sellers to acquire an Asset.

“Affiliate” shall mean with respect to any Person, any “affiliate” of such Person, as such term is defined in the Bankruptcy Code.

“Aggregate Asset Value” shall mean, at any time, the aggregate of the individual Asset Values of all Eligible Assets.

“Aggregate Purchase Price” shall mean, at any time, the aggregate of the individual Purchase Prices of all Purchased Assets.

“Aggregate Repurchase Price” shall mean, at any time, the aggregate of the individual Repurchase Prices of all Purchased Assets.

“Anti-Money Laundering Laws” shall have the meaning set forth in Section 6.27 hereof.

“Applicable Margin” shall have the meaning set forth in the Pricing Side Letter.

“Applicable Sublimit” shall have the meaning set forth in the Pricing Side Letter.

“Appraisal” shall mean, with respect to each Pledged Real Estate, an appraisal of the related Pledged Real Estate conducted by an Independent Appraiser in accordance with the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, and, in addition, certified by such Independent Appraiser as having been prepared in accordance with the requirements of the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation.

“Asset File” shall mean the asset file as set forth on Exhibit E.

“Asset Schedule” shall mean a schedule of Eligible Assets containing the following information with respect to each Eligible Asset, to be delivered by the Sellers to the Buyer pursuant to Section 2.01(b) hereof as listed on Schedule 5.

“Asset Tape” shall mean have the meaning assigned thereto in Section 7.21 hereof.

“Asset Value” shall have the meaning set forth in the Pricing Side Letter.

“Assets” shall mean any SBC Loan.

“Assignment and Acceptance” shall have the meaning set forth in Section 15.01.

“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.

“Business Day” shall mean a day other than (i) a Saturday or Sunday, (ii) any day on which banking institutions are authorized or required by law, executive order or governmental decree to be closed in the State of New York or (iii) any day on which the New York Stock Exchange is closed.

“Buyer” shall have the meaning set forth in the preamble hereto.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Repurchase Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Change in Control” shall mean:

(a)        any transaction or event as a result of which the Guarantor ceases to own, directly or indirectly 100% of the limited liability company interests of Parent Seller;

(b)        any transaction or event as a result of which the Parent Seller ceases to own, directly or indirectly 100% of the trust interests of Trust Seller;

(c)        the sale, transfer, or other disposition of all or substantially all of any Transaction Party’s assets (excluding any such action taken in connection with any securitization transaction or whole loan sale);

(d)        (i) on or before the consummation of the 2016 Guarantor Merger, the consummation of a merger or consolidation of any Transaction Party with or into another entity or any other corporate reorganization (in one transaction or in a series of transactions), if more than fifty-one percent (51%) of the combined voting power of the continuing or surviving entity’s stock outstanding immediately after such merger, consolidation or such other reorganization is owned by persons who were not stockholders of such Transaction Party immediately prior to such merger, consolidation or other reorganization and (ii) after the consummation of the 2016 Guarantor Merger, the acquisition by any Person or group (within the meaning of the 1934 Act and the rules of the Securities and Exchange Commission thereunder), directly or indirectly, beneficially or of record, of ownership or control of in excess of fifty-one percent (51%) of the voting common stock of Guarantor on a fully diluted basis at any time; or

(e)        there is a change in the majority of the board of managers of any Transaction Party during any twelve month period.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral Confirm” shall have the meaning set forth in the Custodial Agreement.

“Collection Account” shall mean a deposit account (the title of which shall indicate that the funds therein are being held in trust for the Buyer) at the Collection Account Bank, subject to the Collection Account Control Agreement, into which the related Servicer will transfer Income.

“Collection Account Bank” shall mean U.S. Bank National Association, in its capacity as bank with respect to the Collection Account Control Agreement.

“Collection Account Control Agreement” shall mean the collection account control agreement dated as of June 30, 2016, among the Sellers, as debtors, the Buyer, as secured party, and the Collection Account Bank, in form and substance reasonably acceptable to the Buyer, as the same may be amended from time to time.

“Competitors” shall mean competitors of the Sellers, as set forth on Schedule 4.

“Condemnation Proceeds” shall mean all awards or settlements in respect of a Pledged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to an Obligor in accordance with the terms of the related Asset File.

“Confidential Information” shall have the meaning set forth in Section 23.02 hereof.

“Confidential Terms” shall have the meaning set forth in Section 23.01 hereof.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Costs” shall have the meaning set forth in Section 11.01 hereof.

“Critical Exception” shall mean the exceptions identified as such in the Asset File definition set forth on Exhibit E.

“Custodial Agreement” shall mean, collectively or individually, (a) that certain Tri-Party Custody Agreement dated as of June 30, 2016, by and among the Sellers, the Buyer, and The Bank of New York Mellon Trust Company, N.A., and (b) that certain Amended and Restated

Custodial Agreement dated as of June 30, 2016, by and among the Sellers, the Buyer and Wells Fargo Bank, N.A., as custodian, in each case, as the same may be amended, supplemented or otherwise modified from time to time, as the context may require.

“Custodian” shall mean, collectively or individually, (a) The Bank of New York Mellon Trust Company, N.A. and (b) Wells Fargo Bank, N.A., in each case, as custodian under the applicable Custodial Agreement, or such other custodian as determined in accordance with the applicable Custodial Agreement, as the context may require.

“Default” shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

“Default Rate” shall have the meaning set forth in the Pricing Side Letter.

“Determination Date” shall mean the applicable date on which an Eligible Asset is purchased under this Repurchase Agreement and thereafter as of the date of the most recent Remittance Report.

“Distribution” shall mean, for any Person, any dividends (other than dividend payable solely in common stock), distributions, return of capital to any stockholders, general or limited partners or members, other payments, distributions or delivery of property or cash to stockholders, general or limited partners or members, or any redemption, retirement, purchase or other acquisition, directly or indirectly, of any shares of any class of capital stock now or hereafter outstanding (or any options or warrants issued with respect to capital stock) general or limited partnership interest, or the setting aside of any funds for the foregoing; provided,  however, that this shall not include payments in consideration of the delivery of goods and services provided that such goods and services are in the ordinary course of the Person’s business and are provided upon fair and reasonable terms no less favorable to the Person than it would obtain in a comparable arm’s length transaction with another Person which is not a stockholder, general partner or limited partner, or member.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Due Diligence Review” shall mean the performance by the Buyer or its designee of any or all of the reviews permitted under Section 14 hereof with respect to any or all of the Assets, as desired by the Buyer from time to time.

“Effective Date” shall mean the date upon which the conditions precedent set forth in Section 5.01 shall have been satisfied.

“Eligible Asset” shall mean an Asset which (i) is subject to a Transaction hereunder, (ii) is not otherwise assigned a zero value under the definition of Asset Value, (iii) as to which the representations and warranties in Section 6.29 and Schedule 1 hereof are true and correct, (iv) was originated by an Originator and/or acquired by the Sellers in the ordinary course of business, (v) is not subject to a Fatal Exception, (vi) is not subject to an Environmental Issue and (vii) except with respect to a Non-Performing Eligible Asset, is not contractually delinquent.

“Environmental Assessment” shall mean with respect to any SBC Loan, an environmental assessment conducted by a third-party environmental firm mutually acceptable to Sellers and Buyer, which shall include, without limitation VERAcheck Environmental Risk Advisory, Inc. and Environmental Services, Inc.

“Environmental Issue” shall mean with respect to any SBC Loan, (a) as determined by the Buyer in its good faith discretion, the violation of any federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, written policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or hazardous substances, materials or other pollutants, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign analogues, counterparts or equivalents, in each case as amended from time to time, which adversely affects the value of such SBC Loan or (b) as determined by Buyer in consultation with Sellers after review of an Environmental Assessment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor thereto, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall mean any Person which, together with each Seller or Guarantor is treated, as a single employer under Section 414(b) or (c) of the Code or solely for purposes of Section 302 of ERISA and Section 412 of the Code is treated as a single employer described in Section 414 of the Code.

“Event of Default” shall have the meaning set forth in Section 8  hereof.

“Event of ERISA Termination” shall mean (i) with respect to any Plan, a reportable event, as defined in Section 4043 of ERISA, as to which the PBGC has not by regulation waived the reporting of the occurrence of such event, or (ii) the withdrawal of a Seller or any ERISA Affiliate thereof from a Plan during a plan year in which it is a substantial employer, as defined in Section 4001(a)(2) of ERISA, or (iii) the failure by a Seller or any ERISA Affiliate thereof to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA with respect to any Plan, including, without limitation, the failure to make on or before its due date a required installment under Section 430 (j) of the Code or Section 303(j) of ERISA, or (iv) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by a Seller or any ERISA Affiliate thereof to terminate any Plan, or (v) the failure to meet the requirements of Section 436 of the Code resulting in the loss of qualified status under Section 401(a)(29) of the Code, or (vi) the institution by the PBGC of proceedings under Section

4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (vii) the receipt by a Seller or any ERISA Affiliate thereof of a notice from a Multiemployer Plan that action of the type described in the previous clause (vi) has been taken by the PBGC with respect to such Multiemployer Plan, or (viii) any event or circumstance exists which may reasonably be expected to constitute grounds for a Seller or any ERISA Affiliate thereof to incur liability under Title IV of ERISA or under Sections 412(b) or 430 (k) of the Code with respect to any Plan.

“Excluded Taxes” shall have the meaning set forth in Section 2.10(e) hereof.

“Existing Loan Agreement” shall have the meaning set forth in the recitals hereto.

“Facility Documents” shall mean, collectively, this Repurchase Agreement, the Collection Account Control Agreement, each Servicer Account Control Agreement, the Pricing Side Letter, the Guaranty, the Custodial Agreements and the Power of Attorney for each Seller, each as amended from time to time.

“Facility Fee” shall have the meaning set forth in the Pricing Side Letter.

“Fatal Exception” shall mean the exceptions identified as such in the Asset File definition set forth on Exhibit E.

“Fidelity Insurance” shall mean insurance coverage with respect to employee errors, omissions, dishonesty, forgery, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud in an aggregate amount acceptable to the Buyer.

“Financial Statements” shall mean those documents delivered pursuant to Section 7.04 hereof.

“Franchise” shall mean the franchise business of the Obligor, as more fully described in the Franchise Agreement, and the Obligor’s rights thereunder.

“Franchise Agreement” shall mean the agreement setting forth the rights and obligations of the Obligor with respect to the Franchise granted therein.

“GAAP” shall mean generally accepted accounting principles in the United States of America, applied on a consistent basis and applied to both classification of items and amounts, and shall include, without limitation, the official interpretations thereof by the Financial Accounting Standards Board, its predecessors and successors.

“GLB Act” shall have the meaning set forth in Section 23.02.

“Governmental Authority” shall mean any nation or government, any state, county, municipality or other political subdivision thereof or any governmental body, agency, authority, department or commission (including, without limitation, any taxing authority) or any instrumentality or officer of any of the foregoing (including, without limitation, any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned by or controlled by the foregoing.

“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep- well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guarantor” shall have the meaning set forth in the preamble hereto.

“Guaranty” shall mean that certain Guaranty made by the Guarantor in favor of the Buyer, dated as of June 30, 2016, as amended from time to time.

“Income” shall mean, with respect to any Purchased Asset, without duplication, all principal and income or dividends or distributions received with respect to such Purchased Asset, including any sale or liquidation premiums, Liquidation Proceeds, insurance proceeds, interest, dividends or other distributions payable thereon or any fees or payments of any kind received by the related Servicer, but excluding any amounts permitted to be retained by the Servicer pursuant to the Servicing Agreement.

“Indebtedness” shall mean, with respect to any Person:   (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (g) Indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; and (i) Indebtedness of general partnerships of which such Person is a general partner; provided that Non-Recourse Debt associated with a securitization trust shall not be considered Indebtedness.

“Indemnified Party” shall have the meaning set forth in Section 11.01 hereof.

“Insolvency Event” shall mean, for any Person:

(a)        that such Person or any Affiliate shall discontinue or abandon operation of its business; or

(b)        that such Person or any Affiliate shall fail generally to, or admit in writing its inability to, pay its debts as they become due; or

(c)        proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of such Person or any Affiliate in an involuntary case under any applicable bankruptcy, insolvency, liquidation, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person or any Affiliate, or for any substantial part of its property, or for the winding up or liquidation of its affairs and such decree shall remain unstayed for a period of thirty (30) days; or

(d)        the commencement by such Person or any Affiliate of a voluntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, or such Person’s or any Affiliate’s consent to the entry of an order for relief in an involuntary case under any such Law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person, or for any substantial part of its property, or any general assignment for the benefit of creditors; or

(e)        that such Person or any Affiliate shall become insolvent; or

(f)        if such Person or any Affiliate is a corporation, such Person or any Affiliate, or any of their Subsidiaries, shall take any corporate action in furtherance of, or the action of which would result in any of the actions set forth in the preceding clauses (a), (b), (c), (d) or (e).

“Interest Income Asset” shall mean with respect to any Purchased Assets, interest income and other amounts accruing on such Purchased Assets.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

“Investment Manager” shall mean Waterfall Asset Management, LLC, a Delaware limited liability company, and its successors in interest and assigns.

“LIBOR Rate” shall have the meaning set forth in the Pricing Side Letter.

“Lien” shall mean any lien, claim, charge, restriction, pledge, security interest, mortgage, deed of trust or other encumbrance.

“Liquidated Asset” shall mean with respect to any Purchased Asset, such Purchased Asset has been sold or refinanced, was subject to a short sale or any other extinguishment of the Lien securing the Purchased Asset.

“Liquidation Proceeds” shall mean all cash amounts received on account of a Liquidated Asset net of costs and expenses owed to the related Servicer under the Servicing Agreement.

“Margin Call” shall have the meaning set forth in Section 2.04(a) hereof.

“Margin Deficit” shall mean, at any time, the sum, without duplication, of (i) the amount by which the Aggregate Purchase Price exceeds the Aggregate Asset Value, (ii) the amount by which the aggregate outstanding Repurchase Price of the Type of Eligible Assets exceeds the Applicable Sublimit for such Type of Eligible Assets, and/or (iii) the amount by which the Aggregate Purchase Price exceeds the Maximum Facility Amount.

“Margin Excess” shall have the meaning set forth in Section 2.04(g) hereof.

“Margin Threshold” shall have the meaning set forth in the Pricing Side Letter.

“Market Value” shall mean as of any date with respect to any Purchased Asset, the price at which such Purchased Asset could readily be sold as determined in good faith by the Buyer in its sole discretion.

“Material Adverse Effect” shall mean a material adverse effect on (a) the Property, business, operations, financial condition or prospects of a Seller or the Guarantor taken as a whole, (b) the ability of a Seller or the Guarantor to perform its obligations under any of the Facility Documents to which it is a party, (c) the validity or enforceability of any of the Facility Documents, (d) the rights and remedies of the Buyer under any of the Facility Documents, (e) the timely payment of the Repurchase Price or Price Differential on the Transaction or other amounts payable in connection therewith, or (f) the Repurchase Assets.

“Maximum Facility Amount” shall have the meaning set forth in the Pricing Side Letter.

“Monthly Payment” shall mean the scheduled monthly payment of principal and interest on an SBC Loan as adjusted in accordance with changes in the SBC Loan Interest Rate pursuant to the provisions of the SBC Loan Note for an adjustable rate SBC Loan.

“Mortgage” shall mean each mortgage, assignment of rents, security agreement and fixture filing, or deed of trust, assignment of rents, security agreement and fixture filing, deed to secure debt, assignment of rents, security agreement and fixture filing, or similar instrument creating and evidencing a first lien on commercial real property and other property and rights incidental thereto.

“Multiemployer Plan” shall mean, with respect to any Person, a “multiemployer plan” as defined in Section 3(37) of ERISA which is or was at any time during the current year or the immediately preceding five years contributed to (or required to be contributed to) by such Person or any ERISA Affiliate thereof on behalf of its employees and which is covered by Title IV of ERISA.

“Non-Excluded Taxes” shall have the meaning set forth in Section 2.10(a) hereof.

“Non-Exempt Buyer” shall have the meaning set forth in Section 2.10(e) hereof.

“Non-Performing Eligible Asset” shall mean an Eligible Asset that, as of the applicable Determination Date is (a) not a Performing Eligible Asset or (b) an Eligible Asset that has been modified subsequent to the Purchase Date without the prior written consent of Buyer regardless of whether it would otherwise satisfy the definition of Performing Eligible Asset.

“Non-Recourse Debt” shall mean liabilities for which the assets securing such obligations are the only source of repayment.

“Obligations” shall mean (a) the unpaid Purchase Price of and Price Differential on all Transactions, and all other obligations and liabilities of any Seller to the Buyer, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of or in connection with this Repurchase Agreement, any other Facility Document and any other document made, delivered or given in connection herewith or therewith, whether on account of Repurchase Price, Price Differential, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Buyer that are required to be paid by a Seller pursuant to the terms hereof or thereof) or otherwise and (b) the ReadyCap Secured Obligations.

“Obligor” shall mean any obligor on an SBC Loan Note, whether the original obligor, or whether by assumption or otherwise.

“Originators” shall mean (i) with respect to Eligible Assets acquired by a Seller in the ordinary course of its business, an originator approved by the Buyer and (ii) with respect to Eligible Assets originated by a Seller, such Seller.

“Other Taxes” shall have the meaning set forth in Section 2.10(b) hereof.

“Parent Seller” shall have the meaning set forth in the preamble hereto.

“Paydown Amounts” shall have the meaning set forth in Section 2.05 hereof.

“Payment Date” shall mean the 15th day of each month or if the 15th day is not a Business Day, the next succeeding Business Day.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Performing Eligible Asset” shall mean an Eligible Asset, that as of the applicable Determination Date (a) is contractually current as of such Determination Date, and (b) remains contractually current at all times after such Determination Date.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association, or government (or any agency, instrumentality or political subdivision thereof), including, but not limited to, the Sellers.

“Plan” shall mean, with respect to each Seller, any employee benefit or similar plan that is or was at any time during the current year or immediately preceding five years established,

maintained or contributed to by such Seller or any ERISA Affiliate thereof and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

“Pledged Property” shall mean (i) real property (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and/or (ii) any machinery or equipment (and all additions, alterations and replacements made at any time with respect to the foregoing) and/or (iii) any Franchise and/or (iv) all other collateral, in any case, securing repayment of the debt evidenced by an SBC Loan Note.

“Pledged Real Estate” shall mean, with respect to any Pledged Property, the real estate (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) related to such Pledged Property.

“Power of Attorney” shall mean a power of attorney in the form set forth in Exhibit A  of this Repurchase Agreement.

“Price Differential” shall mean, with respect to any Transaction hereunder as of any date, the aggregate amount obtained by daily application of the Pricing Rate (or, during the continuation of an Event of Default, by daily application of the Default Rate) for such Transaction to the Aggregate Purchase Price for such Transaction on a 360 day per year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the Repurchase Date (reduced by any amount of such Price Differential previously paid by Sellers to Buyer with respect to such Transaction).

“Pricing Period” shall mean, with respect to any Purchased Asset, (i) initially, for any Purchased Asset, the period commencing on the Purchase Date with respect to such Purchased Asset and ending on the last day of the calendar month in which such Purchase Date occurs; and (ii) subsequent consecutive periods thereafter, beginning on the first day of each subsequent calendar month and ending on the earlier of (x) the last day of the same calendar month in which such Pricing Period began and (y) the Termination Date.

“Pricing Rate” shall have the meaning set forth in the Pricing Side Letter.

“Pricing Side Letter” shall mean that certain Pricing Side Letter, dated as of June 30, 2016, by and among the Buyer, the Sellers and the Guarantor, as amended, restated or modified from time to time.

“Prohibited Person” shall have the meaning set forth in Section 6.28 hereof.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Date” shall mean the applicable date of a Transaction.

“Purchase Price” shall mean the Asset Value of each Purchased Asset on the Purchase Date as such Purchase Price may be reduced from time to time in accordance with this Repurchase Agreement.

“Purchase Price Percentage” shall have the meaning set forth in the Pricing Side Letter.

“Purchased Asset” shall mean the collective reference to the Assets transferred by Sellers to Buyer in a Transaction hereunder, listed on the related Asset Schedule attached to the related Transaction Request, as to which the Custodian has been instructed to hold the related Asset Files.

“ReadyCap” shall have the meaning set forth in the recitals hereto.

“ReadyCap Loan Agreement” shall mean that certain Amended and Restated Master Loan and Security Agreement, dated as of June 30, 2016, by and among ReadyCap, Guarantor and Buyer.

“ReadyCap Secured Obligations” shall mean the “Secured Obligations” as defined in the ReadyCap Loan Agreement.

“REIT” shall mean a real estate investment trust under Section 856 through 860 of the Code.

“REIT Distribution Requirement” shall mean for any taxable year, an amount of dividends sufficient to meet the requirements of Section 857(a) of the Code.

“Register” shall have the meaning set forth in Section 16.02.

“Remittance Report” shall mean the report in the form of Exhibit C  hereto (as may be amended, restated or modified from time to time by the Sellers with the approval of the Buyer, which approval may not be unreasonably withheld) delivered by the Sellers or the Servicers to the Buyer on the Business Day prior to the related Payment Date.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .21, .22, .24, .26, .27 or .28 of PBGC Reg.  § 4043.

“Repurchase Agreement” shall mean this Master Repurchase Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Repurchase Assets” shall have the meaning set forth in Section 4.01(b).

“Repurchase Date” shall mean the date on which Sellers are to repurchase the Purchased Assets or obtain the release of Assets subject to a Transaction; provided that in no event shall the Repurchase Date with respect to any Repurchase Assets be later than the Termination Date.

“Repurchase Price” shall mean the price at which a Purchased Asset is to be transferred from Buyer or its designee to Sellers upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of (i) the Purchase Price for such Purchased Asset and (ii) the portion of the Price Differential allocated to such Purchased Asset as of the date of such determination.

“Requirement of Law” shall mean as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule, regulation, procedure or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer of such Person; provided that in the event any such officer is unavailable at any time he or she is required to take any action hereunder, Responsible Officer shall mean any officer authorized to act on such officer’s behalf as demonstrated by a certificate of entity resolution or consent.

“SBA” shall mean the United States Small Business Administration, an agency of the United States government.

“SBA 504 Loan” shall mean any first lien mortgage loan which is originated in accordance with the SBA Rules and Regulations and pursuant to Title V of the Small Business Investment Act of 1958, as amended, codified at 15 U.S.C. 645 et. seq.

“SBA Rules and Regulations” shall mean the Small Business Act, as amended, codified at 15 U.S.C. 631 et. seq., and the Small Business Investment Act of 1958, as amended, codified at 15 U.S.C. 661 et. seq., all rules and regulations promulgated from time to time thereunder.

“SBC Loan Interest Rate” shall mean the annual rate of interest, as determined from time to time, borne on an SBC Loan Note.

“SBC Loan Note” shall mean the promissory note or other evidence of the indebtedness of an Obligor with respect to an SBC Loan.

“SBC Loans” shall mean (i) small business loans, including SBA 504 Loans or (ii) conventional small business or small balance loans secured by a first lien in commercial real estate.

“Secondary Market Sale” shall have the meaning set forth in Section 6.29(a) hereof.

“Section 7 Certificate” shall have the meaning set forth in Section 2.10(e)(ii) hereof.

“Security Agreement” shall mean the mortgage, deed of trust, assignment of leases and rents or other instrument or security agreement securing obligations with respect to an SBC Loan, which creates a first, second or third Lien (as indicated on the Asset Tape) on a Pledged Property securing the SBC Loan Note.

“Seller Indemnifying Party” shall have the meaning set forth in Section 11.01 hereof.

“Sellers” shall have the meaning set forth in the preamble hereto.

“Servicer” shall mean each of Key Bank and ReadyCap Commercial LLC, as applicable.

“Servicer Account” shall mean the segregated account established by the related Servicer in the name of the related Seller or Sellers, subject to a Servicer Account Control Agreement, into which all Income received on account of the Purchased Assets serviced or managed by such Servicer shall be deposited.

“Servicer Account Bank” shall mean a depository institution approved by the Buyer at which a Servicer Account is established.

“Servicer Account Control Agreement” shall mean (i) the Deposit Account Control Agreement, dated as of June 30, 2016, among KeyBank National Association, as Servicer Account Bank, the Sellers, the Buyer and Keybank, as Servicer, and (ii) any other account control agreement among the related Servicer, the Buyer and the related Seller or Sellers, and the Servicer Account Bank, in form and substance reasonably acceptable to the Buyer, as the same may be amended from time to time.

“Servicing Agreements” shall have the meaning set forth in Section 12.03 hereof.

“Servicing Records” shall have the meaning set forth in Section 12.02 hereof.

“Servicing Rights” means rights of any Person to administer, manage, service or subservice, the Purchased Assets.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Taxes” shall have the meaning set forth in Section 2.10(a) hereof.

“Termination Date” shall have the meaning set forth in the Pricing Side Letter.

“Transaction” shall have the meaning set forth in the recitals hereto.

“Transaction Party” shall mean any or all of the Sellers and the Guarantor.

“Transaction Request” shall mean a request from Sellers to Buyer to enter into a Transaction in the form of Exhibit B hereto.

“Transfer” shall have the meaning set forth in Section 7.16 hereof.

“Trustee” shall mean U.S. Bank National Association, as trustee under the governing documents of the Trust Seller.

“Trustee/Custodian Permitted Fees and Expenses” shall mean reasonable fees, expenses and other amounts due and payable in the ordinary course of business to the Trustee and each Custodian providing services to the Trust Seller with respect to any Assets.

“Trust Seller” shall have the meaning set forth in the preamble hereto.

“Type” shall mean a specific type of Eligible Asset specified in the first column of the tables under the definitions of Purchase Price Percentage and Applicable Sublimit.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect on the date hereof in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Repurchase Assets is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

1.2        Accounting Terms and Determinations.   For purposes of this Repurchase Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)        the terms defined in this Repurchase Agreement have the meanings assigned to them in this Repurchase Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(b)        all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Buyer hereunder shall be prepared, in accordance with GAAP;

(c)        references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs”, and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Repurchase Agreement;

(d)        a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(e)        the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Repurchase Agreement as a whole and not to any particular provision;

(f)        the term “include” or “including” shall mean without limitation by reason of enumeration;

(g)        all times specified herein or in any other Facility Document (unless expressly specified otherwise) are local times in New York, New York unless otherwise stated; and

(h)        all references herein or in any Facility Document to “good faith” means good faith as defined in Section 1‑201(19) of the Uniform Commercial Code in effect in the State of New York.

Section 2.        Initiation; Repurchase.

2.1        Initiation. Subject to fulfillment of the conditions precedent set forth in Sections 5.01  and 5.02 hereof, the Buyer agrees, on the terms and conditions of this Repurchase Agreement, to enter into Transactions with Sellers, on any Business Day, from and including the Effective Date in an aggregate principal amount at any one time outstanding up to but not exceeding the lesser of (i) Maximum Facility Amount and (ii) with respect to each Type of Eligible Asset, the Applicable Sublimit, as in effect from time to time. Subject to the terms and conditions of this Repurchase Agreement, from and after the Effective Date, the Sellers may sell, repurchase and resell Eligible Assets hereunder.

2.2        No Commitment. Subject to the terms and conditions of this Repurchase Agreement, from and including the Effective Date, the Buyer may enter into Transactions with the Sellers hereunder. Notwithstanding anything herein to the contrary, each Seller acknowledges and agrees that this Repurchase Agreement does not commit the Buyer to enter into (or agree to enter into) any Transaction requested by the Sellers hereunder and this Repurchase Agreement rather sets forth the procedures to be used in connection with periodic requests for Buyer to enter into Transactions with Sellers. Each Seller hereby acknowledges that Buyer is under no obligation to enter into any Transaction pursuant to this Repurchase Agreement.

2.3        Procedure for Transactions.

(a)        The Sellers may request that Buyer enter into a Transaction hereunder, on any Business Day during the period from and including the Effective Date, by delivering to the Buyer, an irrevocable written transaction request substantially in the form of Exhibit B hereto (“Transaction Request”); provided that, the Sellers may not deliver more than one (1) Transaction Request per Business Day. Such Transaction Request must be received by the Buyer prior to 10:00 a.m. New York City time at least three (3) Business Days prior to the requested Purchase Date. Such Transaction Request shall (i) specify the amount of such Purchase Price, (ii) attach an Asset Schedule identifying the Eligible Assets that the Sellers propose be subject to a Transaction with the Buyer, (iii) specify the requested Purchase Date and (iv) specify such other matters as may be specified on the form of the Transaction Request or as may be reasonably requested by Buyer from time to time in accordance with the terms hereof. The Sellers shall indemnify Buyer and hold it harmless against any Losses incurred by Buyer as a result of any failure by Sellers to timely deliver the Purchased Assets subject to such Transaction Request.

(b)        Upon the Sellers’ Transaction Request pursuant to Section 2.03(a), the Buyer may, assuming all conditions precedent set forth in this Section 2.03 and in Sections 5.01 and 5.02 have been met, enter into a Transaction with Sellers on the requested Purchase Date, in the amounts so requested; provided that following remittance of such amounts a Margin Deficit would not exist.

2.4        Margin Amount Maintenance; Mandatory Repurchases.

(a)        If at any time a Margin Deficit shall occur and such Margin Deficit is greater than the Margin Threshold, then the Buyer may by notice to the Sellers (as such notice is more particularly set forth below, a “Margin Call”), require the Sellers to transfer to the Buyer or its designee cash in an amount at least equal to the Margin Deficit.

(b)        Reserved.

(c)        If the Buyer delivers a Margin Call to the Sellers on or prior to 10:00 a.m. (Eastern time) on any Business Day, then the Sellers shall transfer cash to the Buyer no later than 4:00 p.m. (Eastern time) that day. In the event the Buyer delivers a Margin Call to the Sellers after 10:00 a.m. (Eastern time) on any Business Day, the Sellers shall be required to transfer cash no later than 10:00 a.m. (Eastern time) on the subsequent Business Day. The Buyer’s election, in its sole and absolute discretion, not to make a Margin Call at any time there is a Margin Deficit in excess of the Margin Threshold shall not in any way limit or impair its right to make a Margin Call at any time a Margin Deficit in excess of the Margin Threshold exists.

(d)        Any cash transferred to the Buyer pursuant to Section 2.04(b) above shall promptly be applied to reduce the Purchase Price related to each Purchased Asset on a pro rata basis (based on the Purchase Price Percentage related to such Purchased Asset).

(e)        The Buyer hereby agrees that it will be responsible for calculations of the Asset Value and Repurchase Price of each Purchased Asset in order to determine the amount of payments due to the Buyer under this Repurchase Agreement, including without limitation, pursuant to Section 2  hereof and the Buyer will provide such calculations to the Sellers upon request therefor. The Buyer’s determination of the Asset Value and the Repurchase Amount of each Purchased Asset shall be conclusive absent manifest error.

(f)        If at any time there has occurred, or there is discovered, an Environmental Issue, the Sellers shall promptly but in any event, within one (1) Business Day, notify the Buyer in writing, and shall pay the Repurchase Price related to the Purchased Asset subject to the Environmental Issue and remove such Purchased Asset from this Repurchase Agreement.

(g)        If, after the initial Purchase Date, the Asset Value of the Purchased Assets subject to a Transaction hereunder as of any date of determination is greater than the Aggregate Purchase Price (a “Margin Excess”), then Sellers may, by three (3) Business Days’ prior written notice to Buyer (an “Excess Margin Notice”), require the Buyer to transfer cash no later than 10:00 a.m. (Eastern time) on the subsequent Business Day such that the Margin Excess set forth in such Excess Margin Notice is reduced or eliminated and such transferred amount shall be considered part of the Purchase Price under this Repurchase Agreement; provided that, no Default has occurred and is continuing or would exist after such action by Buyer, and provided further that Buyer will not be required to take any action under this provision that (1) would be inconsistent with Buyer’s determination of Asset Value in accordance with this Repurchase Agreement, (2) would cause a Margin Deficit or (3) would cause the aggregate outstanding Repurchase Price to exceed the Maximum Facility Amount.

2.5        Establishment of Collection Account and Waterfall.

(a)        The Sellers shall, and shall cause each Servicer to, hold for the benefit of, and in trust for, the Buyer all Income, including, without limitation, all Income received by or on behalf of any Seller with respect to the Purchased Assets owned by the Sellers. The Sellers shall cause each Servicer to deposit all such Income received on account of the Purchased Assets serviced or managed by such Servicer, in the applicable Servicer Account no later than two (2) Business Days following receipt. To the extent that a Seller is holding any such Income, such Seller shall deposit such Income in the Collection Account and subject to the Collection Account Control Agreement. The Sellers shall cause each Servicer to remit to the Collection Account all Income held in the related Servicer Account no less frequently than once per calendar week as long as there is Income on deposit in the related Servicer Account. All Income shall be held in trust for the Buyer and shall not be commingled with other property of the Sellers or any Affiliate of the Sellers. Funds deposited in any Collection Account during any month shall be held therein, in trust for Buyer, until the next Payment Date. Subject to the terms of the Collection Account Control Agreement, funds on deposit in the Collection Account shall be remitted to the Buyer and applied as follows from the Collection Account on account of the Transactions in the following order of priority:

(i)        first, to the Trustee and Custodian any Trustee/Custodian Permitted Fees and Expenses; provided that such Trustee/Custodian Permitted Fees and Expenses shall not exceed $25,000 in any twelve (12) month period;

(ii)        second, to the Buyer for the Buyer’s fees and reimbursable expenses then due and payable pursuant to any of the Facility Documents;

(iii)        third, to the Buyer for the accrued Price Differential then due and payable;

(iv)        fourth, without limiting the rights of the Buyer under Section 2.04 of this Repurchase Agreement, to the Buyer, in the amount of any unpaid Margin Deficit;

(v)        fifth, to the Buyer in an amount equal to the Repurchase Price relating to the Purchased Assets for the prior calendar month (the “Paydown Amounts”) and Liquidation Proceeds with respect to Liquidated Assets with respect to Performing Eligible Assets, an amount equal to all Paydown Amounts or Liquidation Proceeds, as applicable, multiplied by the related Purchase Price Percentage for each Eligible Asset based upon the Type of Eligible Asset;

(vi)        sixth, subsequent to the occurrence of an Event of Default, one hundred percent (100%) of all Paydown Amounts and Liquidation Proceeds and all other Income will be distributed to the Buyer with respect to each Liquidated Asset;

(vii)        seventh, all other Obligations; and

(viii)        eighth, to the Sellers.

(b)        Notwithstanding the preceding provisions, if an Event of Default has occurred and is continuing, all funds in the Collection Account shall be withdrawn and shall be applied as determined by Buyer until all Obligations have been paid in full and then, paid to the Sellers.

(c)        Paydown Amounts and Liquidation Proceeds will be applied to reduce the Purchase Price of the applicable Purchased Asset to which it applies. If the amount distributed to the Buyer in accordance with the preceding sentence is greater than the Buyer’s Purchase Price Percentage with respect to such Purchased Asset then such excess will be applied to all other Purchased Assets to reduce the Aggregate Purchase Price on a pro rata basis.

2.6        Repurchase Price; Price Differential.

(a)        Sellers hereby promise to pay in full on the Termination Date the Aggregate Repurchase Price and all other related Obligations.

(b)        The Sellers hereby promise to pay to the Buyer the Price Differential for each Pricing Period at a rate per annum equal to the LIBOR Rate for such Pricing Period plus the Applicable Margin. Notwithstanding the foregoing, the Sellers hereby promise to pay to the Buyer interest at the applicable Default Rate on any Repurchase Price of any related Transaction and on any other amount payable by Sellers hereunder that shall not be paid in full when due (whether at stated maturity, by acceleration or by mandatory prepayment or otherwise) for the period from and including the due date thereof to but excluding the date the same is paid in full. Accrued Price Differential shall be payable monthly in arrears on each Payment Date and on the Termination Date. Notwithstanding the foregoing, interest accruing at the Default Rate shall be payable to the Buyer on demand.

(c)        It is understood and agreed that, unless and until a Default shall have occurred and be continuing, the Sellers shall be entitled to the proceeds of the Purchased Assets (other than as expressly set forth in Section 2.05 hereof).

2.7        Optional Repurchases. The Sellers may repurchase Purchased Assets, at any time. With respect to any Purchased Asset, the Repurchase Price paid in respect thereof shall be applied to reduce the Aggregate Repurchase Price until paid in full. If the Sellers intend to repurchase Purchased Assets in whole or in part from a source other than the proceeds of the related Purchased Assets, the Sellers shall give two (2) Business Days’ prior written notice thereof to the Buyer. If such notice is given, the Repurchase Price specified in such notice, shall be due and payable on the date specified therein, together with accrued Price Differential to such date on the amount prepaid.

2.8        Limitation on Types of Transactions; Illegality. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any LIBOR Rate:

(a)        the Buyer determines, which determination shall be conclusive, absent manifest error, that quotations of interest rates for the relevant deposits referred to in the definition of “LIBOR Rate” in Section 1.01 hereof are not being provided in the relevant amounts or for the relevant maturities for purposes of determining Pricing Rate as provided herein; or

(b)        it becomes unlawful for the Buyer to honor its obligation to enter into or maintain Transactions hereunder using a LIBOR Rate; then the Buyer shall give the Sellers prompt notice thereof and, so long as such condition remains in effect, the Buyer shall be under no obligation to enter into additional Transactions, and the Sellers shall, in their discretion, either repurchase all such Purchased Assets at the Aggregate Repurchase Price as may be outstanding or pay Price Differential at a rate per annum equal to a rate selected by the Buyer which it determines in its sole discretion most closely approximates the LIBOR Rate plus the Applicable Margin.

2.9        Requirements of Law.

(a)        If any Requirement of Law (other than with respect to any amendment made to the Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) or any change in the interpretation or application thereof or compliance by the Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)        shall subject the Buyer to any Tax or increased Tax of any kind whatsoever with respect to this Repurchase Agreement or any Transaction or change the basis of taxation of payments to the Buyer in respect thereof;

(ii)        shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of the Buyer which is not otherwise included in the determination of the LIBOR Rate hereunder;

(iii)        shall impose on the Buyer any other condition that has an adverse effect on the Buyer;

and the result of any of the foregoing is to increase the cost to the Buyer, by an amount which the Buyer deems to be material, of entering, continuing or maintaining any Transaction or to reduce any amount due or owing hereunder in respect thereof, then, in any such case, the Sellers shall promptly pay the Buyer such additional amount or amounts as calculated by the Buyer in good faith as will compensate the Buyer for such increased cost or reduced amount receivable.

(b)        If the Buyer shall have determined that the adoption of or any change in any Requirement of Law (other than with respect to any amendment made to the Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) regarding capital adequacy or in the interpretation or application thereof or compliance by the Buyer or any corporation controlling the Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on the Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which the Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by the Buyer to be material, then from time to time, the

Sellers shall promptly pay to the Buyer such additional amount or amounts as calculated by the Buyer in good faith as will compensate the Buyer for such reduction.

(c)        If the Buyer becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Sellers of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section submitted by the Buyer to the Sellers shall be conclusive in the absence of manifest error.

2.10        Taxes.

(a)        Any and all payments by the Sellers under or in respect of this Repurchase Agreement or any other Facility Documents to which each Seller is a party shall be made free and clear of, and without deduction or withholding for or on account of, any and all present or future taxes, levies, imposts, deductions, charges or withholdings and all liabilities (including penalties, interest and additions to tax) with respect thereto, whether now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority or other Governmental Authority (collectively, “Taxes”), unless otherwise required by law. If any Seller shall be required under any applicable Requirement of Law to deduct or withhold any Taxes from or in respect of any sum payable under or in respect of this Repurchase Agreement or any of the other Facility Documents to the Buyer, (i) such Seller shall make all such deductions and withholdings in respect of Taxes, (ii) such Seller shall pay the full amount deducted or withheld in respect of Taxes to the relevant taxation authority or other Governmental Authority in accordance with any applicable Requirement of Law, and (iii) the sum payable by such Seller shall be increased as may be necessary so that after such Seller has made all required deductions and withholdings (including deductions and withholdings applicable to additional amounts payable under this Section 2.10) the Buyer receives an amount equal to the sum it would have received had no such deductions or withholdings been made in respect of Non-Excluded Taxes. For purposes of this Repurchase Agreement the term “Non-Excluded Taxes” are Taxes other than, in the case of the Buyer, Taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the jurisdiction under the laws of which the Buyer is organized or of its applicable lending office, or any political subdivision thereof, unless such Taxes are imposed as a result of the Buyer having executed, delivered or performed its obligations or received payments under, or enforced, this Repurchase Agreement or any of the other Facility Documents (in which case such Taxes will be treated as Non-Excluded Taxes).

(b)        In addition, each Seller hereby agrees to pay any present or future stamp, recording, documentary, excise, property or value-added Taxes, or similar Taxes, charges or levies that arise from any payment made under or in respect of this Repurchase Agreement or any other Facility Document or from the execution, delivery or registration of, any performance under, or otherwise with respect to, this Repurchase Agreement or any other Facility Document (collectively, “Other Taxes”).

(c)        Each Seller hereby agrees to indemnify the Buyer for, and to hold it harmless against, the full amount of Non-Excluded Taxes and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable by the Sellers under this Section 2.10 imposed on or paid by the Buyer, and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. The indemnity by the

Sellers provided for in this Section 2.10(c) shall apply and be made whether or not the Non- Excluded Taxes or Other Taxes for which indemnification hereunder is sought have been correctly or legally asserted. Amounts payable by any Seller under the indemnity set forth in this Section 2.10(c) shall be paid within ten (10) days from the date on which the Buyer makes written demand therefor.

(d)        Within thirty (30) days after the date of any payment of Taxes, the Sellers (or any Person making such payment on behalf of the Sellers) shall furnish to the Buyer for its own account a certified copy of the original official receipt evidencing payment thereof.

(e)        For purposes of this Section 2.10(e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code. Each Buyer (including for avoidance of doubt any assignee, successor or participant) that either (i) is not incorporated under the laws of the United States, any State thereof, or the District of Columbia or (ii) has a name that does not include “Incorporated,” “Inc.,” “Corporation,” “Corp.,” “P.C.,” “N.A.,” “National Association,” “insurance company,” or “assurance company” (a “Non-Exempt Buyer”) shall deliver or cause to be delivered to the Sellers the following properly completed and duly executed documents:

(i)        in the case of a Non-Exempt Buyer that is not a United States person or is a foreign disregarded entity for U.S. federal income tax purposes that is entitled to provide such form, a complete and executed (x) U.S. Internal Revenue Form W‑8BEN with Part II completed in which the Buyer claims the benefits of a tax treaty with the United States providing for a zero or reduced rate of withholding (or any successor forms thereto), including all appropriate attachments or (y) a U.S. Internal Revenue Service Form W‑8ECI (or any successor forms thereto); or

(ii)        in the case of an individual, (x) a complete and executed U.S. Internal Revenue Service Form W‑8BEN (or any successor forms thereto) and a certificate substantially in the form of Exhibit D  (a “Section 7 Certificate”) or (y) a complete and executed U.S. Internal Revenue Service Form W‑9 (or any successor forms thereto); or

(iii)        in the case of a Non-Exempt Buyer that is organized under the laws of the United States, any State thereof, or the District of Columbia, a complete and executed U.S. Internal Revenue Service Form W‑9 (or any successor forms thereto), including all appropriate attachments; or

(iv)        in the case of a Non-Exempt Buyer that (x) is not organized under the laws of the United States, any State thereof, or the District of Columbia and (y) is treated as a corporation for U.S. federal income tax purposes, a complete and executed U.S. Internal Revenue Service Form W‑8BEN (or any successor forms thereto) and a Section 7 Certificate; or

(v)        in the case of a Non-Exempt Buyer that (A) is treated as a partnership or other non-corporate entity, and (B) is not organized under the laws of the United States, any State thereof, or the District of Columbia, (x)(i) a complete and executed U.S. Internal Revenue Service Form W‑8IMY (or any successor forms thereto) (including all required documents and attachments) and (ii) a  Section 7 Certificate, and (y) without duplication, with respect to each of its beneficial owners and the beneficial owners of such beneficial owners looking through chains of owners to individuals or entities that are treated as corporations for U.S. federal income tax purposes (all such owners, “beneficial owners”), the documents that would be provided by each such beneficial owner pursuant to this section if such beneficial owner were the Buyer; provided,  however, that no such documents will be required with respect to a beneficial owner to the extent the actual Buyer is determined to be in compliance with the requirements for certification on behalf of its beneficial owner as may be provided in applicable U.S. Treasury regulations, or the requirements of this clause (v) are otherwise determined to be unnecessary, all such determinations under this clause (v) to be made in the sole discretion of the Sellers; provided,  however, that the Buyer shall be provided an opportunity to establish such compliance as reasonable; or

(vi)        in the case of a Non-Exempt Buyer that is disregarded for U.S. federal income tax purposes, the document that would be provided by its beneficial owner pursuant to this Section if such beneficial owner were the Buyer; or

(vii)        in the case of a Non-Exempt Buyer that (A) is not a United States person and (B) is acting in the capacity as an “intermediary” (as defined in U.S. Treasury Regulations), (x)(i) a U.S. Internal Revenue Service Form W‑8IMY (or any successor form thereto) (including all required documents and attachments) and (ii) a  Section 7 Certificate, and (y) if the intermediary is a “non-qualified intermediary” (as defined in U.S. Treasury Regulations), from each person upon whose behalf the “non-qualified intermediary” is acting the documents that would be provided by each such person pursuant to this Section if each such person were the Buyer.

If the Buyer provided a form pursuant to clause (e)(i)(x) and the form provided by the Buyer at the time the Buyer first becomes a party to this Repurchase Agreement, indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be treated as Taxes other than “Non-Excluded Taxes” (“Excluded Taxes”) and shall not qualify as Non-Excluded Taxes unless and until the Buyer provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate shall be considered Excluded Taxes solely for the periods governed by such form. If, however, on the date a Person becomes an assignee, successor or participant to this Repurchase Agreement, the Buyer transferor was entitled to indemnification or additional amounts under this Section 2.10, then the Buyer assignee, successor or participant shall be entitled to indemnification or additional amounts to the extent (and only to the extent), that the Buyer transferor was entitled to such indemnification or additional amounts for Non-Excluded Taxes, and the Buyer assignee, successor or participant shall be entitled to additional indemnification or additional amounts for any other or additional Non-Excluded Taxes.

(f)        For any period with respect to which the Buyer has failed to provide the Sellers with the appropriate form, certificate or other document described in Section 2.10(e) (other than (i) if such failure is due to a change in any applicable Requirement of Law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided by the Buyer or (ii) if it is legally inadvisable or otherwise commercially disadvantageous for the Buyer to deliver such form, certificate or other document), the Buyer shall not be entitled to indemnification or additional amounts under Section 2.10(a) or Section 2.10(c) with respect to Non-Excluded Taxes imposed by the United States by reason of such failure; provided,  however, that should the Buyer become subject to Non-Excluded Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Sellers shall take such steps as the Buyer shall reasonably request, to assist the Buyer in recovering such Non-Excluded Taxes.

(g)        Without prejudice to the survival of any other agreement of the Sellers hereunder, the agreements and obligations of the Sellers contained in this Section 2.10 shall survive the termination of this Repurchase Agreement. Nothing contained in this Section 2.10 shall require the Buyer to make available any of its tax returns or any other information that it deems to be confidential or proprietary.

(h)        Each party to this Repurchase Agreement acknowledges that it is its intent for purposes of U.S. federal, state and local income and franchise taxes, to treat the Repurchase Price as indebtedness of the Sellers that is secured by the Repurchase Assets, and to treat the Purchased Assets as owned by the Sellers for federal income tax purposes in the absence of a Default by the Sellers. All parties to this Repurchase Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.

Section 3.        Payments; Computations; Etc.

3.1        Payments.

(a)        Except to the extent otherwise provided herein, all payments of Repurchase Prices, Price Differential and other amounts to be made by the Sellers under this Repurchase Agreement shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Buyer at the following account maintained by the Buyer: Account No. 099999090, for the account of Sutherland, JPMorgan Chase Bank, N.A., ABA No. 021‑000‑021, Reference: Sutherland Asset I, LLC, Attn: Sophia Redzaj not later than 4:00 p.m., New York City time, on the date on which such payment shall become due (and each such payment made after such time on such due date shall be deemed to have been made on the next succeeding Business Day). The Sellers acknowledge that they have no rights of withdrawal from the foregoing account.

(b)        Except to the extent otherwise expressly provided herein, if the due date of any payment under this Repurchase Agreement would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and Price Differential shall be payable for the period of such extension.

3.2        Computations. Price Differential shall be computed on the basis of a 360‑day year for the actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

Section 4.        Conveyance; Security Interest.

4.1        Conveyance; Security Interest.

(a)        On each Purchase Date, each Seller hereby sells, assigns and conveys all rights and interests in the Purchased Assets identified on the related Asset Schedule and the Repurchase Assets. Although the parties intend that all Transactions hereunder be sales and purchases (other than for accounting and tax purposes) and not loans, in the event any such Transactions are deemed to be loans, and in any event, each Seller hereby pledges to Buyer as security for the performance by Sellers of the Obligations and hereby grants, assigns and pledges to Buyer a fully perfected first priority security interest in the following whether now owned or hereinafter acquired, now existing or hereafter created and wherever located (collectively, the “Repurchase Assets”):

(i)        all Purchased Assets;

(ii)        all Asset Files, including without limitation all promissory notes, and all Servicing Rights, Servicing Records, Servicing Agreements (if any) and any other collateral pledged or otherwise relating to such Purchased Asset, together with all files, documents, instruments, surveys, certificates, correspondence, appraisals, computer programs, computer storage media, accounting records and other books and records relating thereto;

(iii)        all insurance (issued by governmental agencies or otherwise) and any insurance certificate or other document evidencing such insurance relating to any Purchased Asset or the related Pledged Property and all claims and payments thereunder;

(iv)        the Interest Income Asset with respect to any Purchased Asset;

(v)        the Collection Account and all monies from time to time on deposit in such Collection Account;

(vi)        each Servicer Account and all monies from time to time on deposit in such Servicer Account;

(vii)        all “general intangibles” as defined in the Uniform Commercial Code relating to or constituting any and all of the foregoing; and

(viii)        any and all replacements, substitutions, distributions on or proceeds of any and all of the foregoing.

(b)        The foregoing provision is intended to constitute a security agreement or other arrangement or other credit enhancement related to this Repurchase Agreement and Transactions hereunder as defined under Sections 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code.

(c)        Each Seller hereby authorizes Buyer to file such financing statement or statements relating to the Repurchase Assets as Buyer, at its option, may deem appropriate.  Sellers shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 4.

4.2        Further Documentation. At any time and from time to time, upon the written request of the Buyer, and at the sole expense of the Sellers, each Seller will promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such further instruments and documents and take such further action as the Buyer may reasonably request for the purpose of obtaining or preserving the full benefits of this Repurchase Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Liens created hereby. Each Seller also hereby authorizes the Buyer to file any such financing or continuation statement to the extent permitted by applicable law. A photographic or other reproduction of this Repurchase Agreement shall be sufficient as a financing statement for filing in any jurisdiction.

4.3        Changes in Locations, Name, etc. No Seller shall (i) change the location of its chief executive office/chief place of business from that specified in Section 6.21 hereof, (ii) change its name, identity or corporate structure (or the equivalent) or change the location where it maintains its records with respect to the Repurchase Assets, or (iii) reincorporate or reorganize under the laws of another jurisdiction unless it shall have given the Buyer at least thirty (30) days prior written notice thereof and shall have delivered to the Buyer all Uniform Commercial Code financing statements and amendments thereto as the Buyer shall request and taken all other actions deemed necessary by the Buyer to continue its perfected status in the Repurchase Assets with at least the same priority.

4.4        Buyer’s Appointment as Attorney-in-Fact.

(a)        Each Seller hereby irrevocably constitutes and appoints the Buyer and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Seller and in the name of such Seller or in its own name, from time to time, in the Buyer’s discretion, if an Event of Default shall have occurred, and during its period of continuance, and for the purpose of carrying out the terms of this Repurchase Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Repurchase Agreement, and, without limiting the generality of the foregoing, each Seller hereby gives the Buyer the power and right, on behalf of such Seller, without assent by, but with notice to, such Seller, if an Event of Default shall have occurred and be continuing, to take action pursuant to Section 9, including to do the following:

(i)        in the name of such Seller or its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any other Repurchase Assets and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Buyer for the purpose of collecting any and all such moneys due with respect to any other Repurchase Assets whenever payable;

(ii)        to pay or discharge taxes and Liens levied or placed on or threatened against the Repurchase Assets; and

(iii)        (A) to direct any party liable for any payment under any Repurchase Assets to make payment of any and all moneys due or to become due thereunder directly to the Buyer or as the Buyer shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Repurchase Assets; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any of the Repurchase Assets; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Repurchase Assets or any thereof and to enforce any other right in respect of any Repurchase Assets; (E) to defend any suit, action or proceeding brought against such Seller with respect to any Repurchase Assets; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the Buyer may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Repurchase Assets as fully and completely as though the Buyer were the absolute owner thereof for all purposes, and to do, at the Buyer’s option and Sellers’ expense, at any time, and from time to time, all acts and things which the Buyer deems necessary to protect, preserve or realize upon the Repurchase Assets and the Buyer’s Liens thereon and to effect the intent of this Repurchase Agreement, all as fully and effectively as Seller might do.

Each Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable until all of the obligations of such Seller under each of the Facility Documents have been fully and finally repaid and performed. In addition to the foregoing, each Seller agrees to execute a Power of Attorney, the form of Exhibit A  hereto, to be delivered on the date hereof.

Each Seller also authorizes the Buyer, at any time during the existence of an Event of Default, to execute, in connection with any sale provided for in Section 4.07 hereof, any endorsements, assignments or other instruments of conveyance or transfer Repurchase Assets.

(b)        Reserved.

(c)        The powers conferred on the Buyer are solely to protect the Buyer’s interests in the Repurchase Assets and shall not impose any duty upon the Buyer to exercise any such powers. The Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Buyer nor any of its officers, directors, or employees shall be responsible to either Seller for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.

4.5        Performance by Buyer of Seller’s Obligations. If a Seller fails to perform or comply with any of its agreements contained in the Facility Documents and the Buyer may itself perform or comply, or otherwise cause performance or compliance, with such agreement, the expenses of the Buyer incurred in connection with such performance or compliance, together with Price Differential thereon at a rate per annum equal to the Default Rate, shall be payable by the Sellers to the Buyer on demand and shall constitute Obligations.

4.6        Proceeds.

(a)        If an Event of Default shall occur and be continuing, (i) all proceeds of the Repurchase Assets received by a Seller consisting of cash, checks and other near-cash items shall be held by such Seller in trust for the Buyer, segregated from other funds of such Seller, and shall forthwith upon receipt by such Seller be turned over to the Buyer in the exact form received by such Seller (duly endorsed by such Seller to the Buyer, if required) and (ii) any and all such proceeds received by the Buyer (whether from such Seller or otherwise) may, in the sole discretion of the Buyer, be held by the Buyer as additional cash margin and security for, and/or then or at any time thereafter may be applied by the Buyer against, the Obligations (whether matured or unmatured), such application to be in such order as the Buyer shall elect.

(b)        Reserved.

(c)        Any balance of such proceeds remaining after the Obligations shall have been paid in full and this Repurchase Agreement shall have been terminated shall be paid over to the Sellers or to whomsoever may be lawfully entitled to receive the same. For purposes hereof, proceeds shall include, but not be limited to, all principal and interest payments, all prepayments and payoffs, insurance claims, Condemnation Proceeds, sale proceeds, real estate owned rents and any other income and all other amounts received with respect to the Repurchase Assets.

4.7        Reserved.

4.8        Limitation on Duties Regarding Presentation of Repurchase Assets. The Buyer’s duty with respect to the custody, safekeeping and physical preservation of the Repurchase Assets in its possession shall be to deal with it in the same manner as the Buyer deals with similar property for its own account. Neither the Buyer nor any of its directors, officers or employees shall be liable for failure to demand, collect or realize upon all or any part of the Repurchase Assets or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Repurchase Assets upon the request of Seller or otherwise.

4.9        Powers Coupled with an Interest. All authorizations and agencies herein contained with respect to the Repurchase Assets are irrevocable and powers coupled with an interest.

4.10        Release of Security Interest. Upon termination of this Repurchase Agreement and payment to the Buyer of all Obligations and the performance of all obligations under the Facility Documents, the Buyer shall release its security interest in any remaining Repurchase Assets; provided that if any payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Buyer upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of a Seller, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or a trustee or similar officer for, a Seller or any substantial part of its Property, or otherwise, this Repurchase Agreement, all rights hereunder and the Liens created hereby shall continue to be effective, or be reinstated, as though such payments had not been made. So long as no Default or Event of Default has occurred and is continuing and no Margin Deficit would result therefrom, the Buyer shall, at the written request of a Seller given at least five (5) Business Days’ prior to the date of release and provided that the related proceeds of such Purchased Assets are remitted to the Collection Account and at least equal a Purchase Price mutually agreed to by the Buyer and the Sellers, release its security interest in a portion of the Repurchase Assets.

Section 5.        Conditions Precedent.

5.1        Repurchase Agreement; Initial Transaction. The agreement of the Buyer to enter into this Repurchase Agreement and to enter Transactions requested to be made by it hereunder is subject to the satisfaction, immediately prior to or concurrently with execution of this Repurchase Agreement and the entering into such Transaction, of the condition precedent that the Buyer shall have received from the Sellers any fees and expenses payable hereunder on the date hereof, and all of the following conditions shall have been satisfied as determined by the Buyer:

(a)        Facility Documents. The Buyer shall have received the Facility Documents, duly executed by the parties thereto;

(b)        Filings, Registrations, Recordings.  (i) Any documents (including, without limitation, financing statements) required to be filed, registered, or recorded in order to create, in favor of the Buyer, a perfected, first-priority security interest in the Repurchase Assets, subject to no Liens other than those created hereunder, shall have been properly prepared for filing (including the applicable county(ies) if the Buyer determines such filings are necessary in its reasonable discretion), registration or recording in each office in each jurisdiction in which such filings, registrations and recordations are required to perfect such first-priority security interest, and (ii) UCC lien searches in such jurisdictions or shall be applicable to each Seller and the Repurchase Assets and which results shall be satisfactory to the Buyer;

(c)        Opinions of Counsel. An opinion or opinions of counsel as to such matters as the Buyer may reasonably request, including customary corporate and enforceability opinions and including, without limitation, a creation and perfection and priority opinion with respect to the Purchased Assets, an opinion that neither the Parent Seller nor the Guarantor is required to be registered as an investment company under the Investment Company Act and standard opinions regarding enforceability and an opinion regarding application of the securities contract safe harbor;

(d)        Sellers’ and Guarantor’s Organizational Documents. A certificate of existence of each Seller and the Guarantor delivered to the Buyer prior to the Effective Date and certified copies of the organizational documents of each Seller and the Guarantor and of all corporate or other authority for each Seller and the Guarantor with respect to the execution, delivery and performance of the Facility Documents and each other document to be delivered by each Seller and the Guarantor from time to time in connection herewith;

(e)        Good Standing Certificates. A certified copy of a good standing certificate (or its documentary equivalent) from the jurisdiction of organization of the Guarantor and each Seller dated as of no earlier than the date ten (10) Business Days prior to the Effective Date;

(f)        Incumbency Certificates. An incumbency certificate of each Seller and the Guarantor certifying the names, true signatures and titles of the representatives duly authorized to request transactions hereunder and to execute the Facility Documents;

(g)        ReadyCap Loan Documents. Buyer shall have received the ReadyCap Loan Agreement and the other Loan Documents (as defined in the ReadyCap Loan Agreement) duly executed by the parties thereto.

(h)        Consents, Licenses, Approvals, etc. The Buyer shall have received copies certified by each Seller of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by each Seller of, and the validity and enforceability of, the Facility Documents, which consents, licenses and approvals shall be in full force and effect;

(i)        Transaction Request. On or prior to 10:00 a.m. (New York Time) at least three (3) Business Days prior to the related Purchase Date, Sellers shall have delivered to Buyer (a) a Transaction Request, and (b) an Asset Schedule.

(j)        Insurance. The Buyer shall have received evidence in form and substance satisfactory to the Buyer showing compliance by the Sellers as of such initial Purchase Date with Section 7.11 hereof;

(k)        Other Documents.  The Buyer shall have received such other documents as the Buyer or its counsel may reasonably request.

5.2        Initial and Subsequent Transactions. The entering into of each Transaction with Sellers on any Business Day is subject to the satisfaction of the following further conditions precedent, both immediately prior to the Buyer entering into such Transaction with Sellers and also after giving effect thereto and to the intended use thereof:

(a)        No Default. No Default or Event of Default shall have occurred and be continuing under the Facility Documents;

(b)        Reserved;

(c)        Representations and Warranties. Both immediately prior to entering into the Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by each Seller in Section 6  hereof, shall be true, correct and complete on and as of the date of such Transaction in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(d)        Aggregate Asset Value and Maximum Facility Amount. The Aggregate Purchase Price shall not exceed the Aggregate Asset Value or the Maximum Facility Amount;

(e)        Reserved;

(f)        Collateral Confirm; Asset Schedule; and Exception Report; Etc. The Buyer shall have received from the Custodian a Collateral Confirm in respect of all Purchased Assets to be subject to a Transaction hereunder on such Business Day and a corresponding Asset Schedule and an Exception Report, with Exceptions in respect of such Purchased Assets acceptable to the Buyer in its sole discretion, in each case dated such Business Day and duly completed. The Custodian shall have received acceptable evidence that the Eligible Assets subject to the Transaction are not subject to a Fatal Exception;

(g)        Other Documents.   The Buyer shall also receive all of the documents required under Section 2.03 hereof;

(h)        No Absence of Securities Market.   There shall not have occurred an event or events resulting in the effective absence of a “securities market” for securities backed by small business loans or an event or events shall have occurred resulting in the Buyer not being able to sell securities backed by small business loans at prices which would have been reasonable prior to such event or events;

(i)        No Material Adverse Effect.   There shall not have occurred one or more events that, in the reasonable judgment of the Buyer, constitutes or should reasonably be expected to constitute a Material Adverse Effect;

(j)        Requirements of Law. The Buyer shall not have determined that the introduction of or a change in any Requirement of Law or in the interpretation or administration of any Requirement of Law applicable to the Buyer has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for the Buyer to enter into Transactions hereunder;

(k)        Other Documents.   The Buyer shall have received such other documents as the Buyer may reasonably request, consistent with market practices, in form and substance reasonably acceptable to the Buyer.

Section 6.        Representations and Warranties.

Each Seller represents and warrants represents and warrants to the Buyer that as of the Effective Date and the date of any Transaction hereunder and at all times while the Facility Documents are in full force and effect:

6.1        Asset Schedule   The information set forth in the related Asset Schedule and all other information or data furnished by, or on behalf of, a Seller to the Buyer is complete, true and correct in all material respects, and each Seller acknowledges that the Buyer has not verified the accuracy of such information or data.

6.2        Solvency. The Facility Documents and each Transaction is not entered into in contemplation of insolvency or with intent to hinder, delay or defraud any of the Sellers’ creditors. No Seller is insolvent within the meaning of 11 U.S.C. Section 101(32) and the entering into of a Transaction pursuant hereto (i) will not cause a Seller to become insolvent, (ii) will not result in any property remaining with a Seller to be unreasonably small capital, and (iii) will not result in debts that would be beyond a Seller’s ability to pay as same mature.  Each Seller has received reasonably equivalent value in exchange for the transfer of the Purchased Assets.

6.3        No Broker. No Seller has dealt with any broker, investment banker, agent, or other person, except for the Buyer, who may be entitled to any commission or compensation in connection with this Repurchase Agreement.

6.4        Ability to Perform. No Seller believes, nor does it have any reason or cause to believe, that any Seller cannot perform each and every covenant contained in the Facility Documents to which it is a party on its part to be performed.

6.5        Existence.  (a) (i) Parent Seller is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and (ii) Trust Seller is a statutory trust duly organized, validly existing and in good standing under the laws of Delaware, (b) has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect; and (c) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect.

6.6        Financial Statements. The Guarantor has heretofore furnished to the Buyer a copy of its (a) consolidated balance sheet and the consolidated balance sheets of its consolidated Subsidiaries for the fiscal year ended December 31, 2015, and the related consolidated statements of income and retained earnings and of cash flows for Guarantor and its consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous year, with the opinion thereon of Deloitte & Touche LLP and (b) consolidated balance sheet and the consolidated balance sheets of its consolidated Subsidiaries for the such monthly periods of the Guarantor up until March 31, 2016, and the related consolidated statements of income and retained earnings and of cash flows for the Guarantor and its consolidated Subsidiaries for such monthly periods, setting forth in each case in comparative form the figures for the previous year. All such financial statements are complete and correct and fairly present, in all material respects, the consolidated financial condition of the Guarantor and each Seller and its Subsidiaries and the consolidated results of their operations as at such dates and for such monthly periods, all in accordance with GAAP applied on a consistent basis. Since March 31, 2016, there has been no material adverse change in the consolidated business, operations or financial condition of the Guarantor and its consolidated Subsidiaries taken as a whole from that set forth in said financial statements nor is the Guarantor aware of any state of facts which (without notice or the lapse of time) would or could result in any such material adverse change or could have a Material Adverse Effect. The Guarantor does not have, on March 31, 2016, any liabilities, direct or indirect, fixed or contingent, matured or unmatured, known or unknown, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of the Guarantor except as heretofore disclosed to the Buyer in writing.

6.7        No Breach.  Neither (a) the execution and delivery of the Facility Documents nor (b) the consummation of the transactions therein contemplated to be entered into by Sellers in compliance with the terms and provisions thereof will conflict with or result in a breach of the organizational documents of a Seller, or any applicable law, rule or regulation, or any order, writ, injunction or decree of any Governmental Authority, or other material agreement or instrument to which a Seller or any of its Subsidiaries is a party or by which any of them or any of their Property is bound or to which any of them is subject, or constitute a default under any such material agreement or instrument or result in the creation or imposition of any Lien (except for the Liens created pursuant to the Facility Documents) upon any Property of a Seller, or any of its Subsidiaries pursuant to the terms of any such agreement or instrument.

6.8        Action. Each Seller has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Facility Documents, as applicable; the execution, delivery and performance by such Seller of each of the Facility Documents have been duly authorized by all necessary corporate or other action on its part; and each Facility Document has been duly and validly executed and delivered by such Seller, as applicable, and constitutes a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms.

6.9        Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority or any securities exchange are necessary for the execution, delivery or performance by a Seller of the Facility Documents or for the legality, validity or enforceability thereof, except for filings and recordings in respect of the Liens created pursuant to the Facility Documents.

6.10        Enforceability. This Repurchase Agreement and all of the other Facility Documents executed and delivered by each Seller in connection herewith are legal, valid and binding obligations of such Seller and are enforceable against such Seller in accordance with their terms except as such enforceability may be limited by (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors rights generally and (ii) general principles of equity.

6.11        Indebtedness. No Seller shall incur any Indebtedness (other than the Indebtedness outstanding under this Repurchase Agreement and the Facility Documents) without giving prior written notice to the Buyer, which notice shall include a description of such Indebtedness in form and substance acceptable to Buyer in its sole discretion.

6.12        Material Adverse Effect. Since March 31, 2016, there has been no development or event nor, to either Seller’s knowledge, any prospective development or event, which has had or could have a Material Adverse Effect.

6.13        No Default.  No Default or Event of Default has occurred and is continuing.

6.14        Real Estate Investment Trust. Guarantor has not engaged in any material “prohibited transactions” as defined in Section 857(b)(6)(B)(iii) and (C) of the Code. Guarantor for its current “tax year” (as defined in the Code) is entitled to a dividends paid deduction under the requirements of Section 857 of the Code with respect to any dividends paid by it with respect to each such year for which it claims a deduction in its Form 1120‑REIT filed with the United States Internal Revenue Service for such year served.

6.15        Adverse Selection. No Seller has selected the Assets in a manner so as to adversely affect the Buyer’s interest.

6.16        Litigation. There are no actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitrable proceedings affecting the Guarantor, a Seller, or any of their Subsidiaries or affecting any of the Property of any of them before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Facility Documents or any action to be taken in connection with the transactions contemplated hereby or (ii) (A) with respect to the Guarantor, makes a claim in an aggregate amount greater than $5,000,000, or (B) with respect to any Seller, makes a claim in an aggregate amount greater than $1,000,000.

6.17        Margin Regulations. The use of all funds acquired by Sellers under this Repurchase Agreement will not conflict with or contravene any of Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve System as the same may from time to time be amended, supplemented or otherwise modified.

6.18        Taxes.  (i) Each Seller has and its Subsidiaries have timely filed all tax returns that are required to be filed by them and have timely paid all Taxes, the failure of which to timely pay would cause a Material Adverse Effect with respect to such Seller, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. (ii) There are no Liens for Taxes, except for statutory liens for Taxes not yet due and payable.

6.19        Investment Company Act. Neither Seller is an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

6.20        Chief Executive Office/Jurisdiction of Organization. On the Effective Date, the Parent Seller’s chief executive office, is, and has been located at 1140 Avenue of the Americas, 7th Floor, New York, New York 10036.  On the Effective Date, the Parent Seller’s jurisdiction of organization is Delaware. On the Effective Date, Trust Seller’s chief executive office, is, and has been located at 1140 Avenue of the Americas, 7th Floor, New York, New York 10036. On the Effective Date, Trust Seller’s jurisdiction of organization is Delaware.

6.21        Location of Books and Records. The location where each Seller keeps its books and records, including all computer tapes and records related to the Purchased Assets is its chief executive office.

6.22        True and Complete Disclosure.  (a) The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of each Seller to the Buyer in connection with the negotiation, preparation or delivery of this Repurchase Agreement and the other Facility Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or, to a Seller’s knowledge, omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of each Seller to the Buyer in connection with this Repurchase Agreement and the other Facility Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to a Responsible Officer of a Seller, after due inquiry, that could reasonably be expected to have a Material Adverse Effect that has been disclosed herein, in the other Facility Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Buyer for use in connection with the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this provision, in the event that (i) a Seller discovers any information provided to Buyer that contains an untrue statement of material fact or omits to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading, and (ii) such Seller provides correct information to Buyer prior to any detrimental reliance by Buyer, as determined by Buyer, on the uncorrected information, no violation of this provision shall have occurred in respect of such information.

6.23        ERISA.

(a)        No liability under Section 4062, 4063, 4064 or 4069 of ERISA has been or is expected to be incurred by either Seller, the Guarantor, or any ERISA Affiliate thereof with respect to any Plan which is a Single-Employer Plan in an amount that could reasonably be expected to have a Material Adverse Effect.

(b)        No Plan which is a Single-Employer Plan had an accumulated funding deficiency, whether or not waived, as of the last day of the most recent fiscal year of such Plan ended prior to the date hereof, and no such plan which is subject to Section 412 of the Code failed to meet the requirements of Section 436 of the Code as of such last day. Neither the Sellers, the Guarantor nor any ERISA Affiliate thereof is subject to a Lien in favor of such a Plan as described in Section 430(k) of the Code or Section 303(k) of ERISA.

(c)        Each Plan of each Seller, the Guarantor or each of its Subsidiaries and each of its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code, except where the failure to comply would not result in any Material Adverse Effect.

(d)        Neither the Sellers, the Guarantor nor any of its Subsidiaries has incurred a tax liability under Chapter 43 of the Code or a penalty under Section 502(i) of ERISA which has not been paid in full, except where the incurrence of such tax or penalty would not result in a Material Adverse Effect.

(e)        Neither the Sellers, the Guarantor nor any of its Subsidiaries nor any ERISA Affiliate thereof has incurred or reasonably expects to incur any withdrawal liability under Section 4201 of ERISA as a result of a complete or partial withdrawal from a Multiemployer Plan in an amount that could reasonably be expected to have a Material Adverse Effect.

6.24        Reserved.

6.25        No Reliance. Each Seller has made its own independent decisions to enter into the Facility Documents and as to whether such transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. No Seller is relying upon any advice from the Buyer as to any aspect of the Facility Documents, including without limitation, the legal, accounting or tax treatment of the Facility Documents.

6.26        Plan Assets. Neither the Sellers nor the Guarantor is an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code, and the Purchased Assets are not “plan assets” within the meaning of 29 CFR §2510.3‑101, as modified by Section 3(42) of ERISA, in a Seller’s hands and transactions by or with either Seller or a Guarantor are not subject to any state or local statute regulating investments of, or fiduciary obligations with respect to governmental plans within the meaning of Section 3(32) of ERISA.

6.27        Anti-Money Laundering Laws. The operations of each Seller and Guarantor are conducted and have been conducted in all material respects in compliance with the applicable anti-money laundering statutes of all jurisdictions to which such Seller or Guarantor are subject and the rules and regulations thereunder, including the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA Patriot Act) (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Sellers or Guarantor or any of their Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Sellers or Guarantor, threatened.

6.28        No Prohibited Persons. Neither the Sellers nor the Guarantor nor, to the knowledge of the Sellers or the Guarantor, any director, officer, agent or employee of a Seller or Guarantor or any of its subsidiaries is an individual or entity (“Prohibited Person”) that is currently the subject of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC-Administered Sanctions”), nor is located, organized or resident in a country or territory that is the subject of OFAC‑Administered Sanctions; and no Seller nor Guarantor will directly or indirectly use the proceeds of the Transactions hereunder, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Prohibited Person, to fund activities of or business with any Prohibited Person, or in any country or territory, that at the time of such funding or facilitation, is the subject of OFAC-Administered Sanctions, or in a manner that would otherwise cause any Prohibited Person (including any Prohibited Person involved in the Transactions hereunder) to violate any OFAC-Administered Sanctions.

6.29        Repurchase Assets.

(a)        No Seller has assigned, pledged, or otherwise conveyed or encumbered any Purchased Asset to any other Person, and a Seller is the sole owner of such Purchased Asset and has good and marketable title thereto, free and clear of all Liens, in each case except for Liens to be released simultaneously with the Liens granted in favor of the Buyer hereunder.

(b)        The provisions of this Repurchase Agreement are effective to create in favor of the Buyer a valid security interest in all right, title and interest of the Sellers in, to and under the Repurchase Assets.

(c)        Reserved.

(d)        Upon receipt by the Custodian of each SBC Loan Note, the Buyer shall have a fully perfected first priority security interest therein.

(e)        Upon the filing of financing statements on Form UCC‑1 naming the Buyer as “Secured Party” and such Seller as “Debtor”, and describing the Repurchase Assets, in the jurisdictions and recording offices listed on Schedule 2 attached hereto, the security interests granted hereunder in the Repurchase Assets will constitute fully perfected first priority security interests under the Uniform Commercial Code in all right, title and interest of such Seller in, to and under such Repurchase Assets which can be perfected by filing under the Uniform Commercial Code.

6.30        Compliance with Representations and Warranties. Each Asset complies with the representations and warranties listed in Schedule 1 hereto.

6.31        Foreign Corrupt Practices Act. Neither the Sellers nor Guarantor nor, to the knowledge of the Sellers or Guarantor, any director, officer, agent or employee of the Sellers or Guarantor is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”); and the Sellers and Guarantor have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure continued compliance therewith.

Section 7. Covenants of the Sellers. On and as of the date of this Repurchase Agreement and the date of each Transaction and on each day until this Repurchase Agreement is no longer in force and the Obligations have been repaid in full, each Seller covenants as follows:

7.1        Preservation of Existence; Compliance with Law.  Each Seller shall:

(a)        Preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises necessary for the operation of its business;

(b)        Comply with the requirements of all applicable laws, rules, regulations and orders, whether now in effect or hereafter enacted or promulgated by any applicable Governmental Authority (including, without limitation, all environmental laws);

(c)        Maintain all material licenses, permits or other approvals necessary for each Seller to conduct its business and to perform its obligations under the Facility Documents, and shall conduct its business strictly in accordance with applicable law;

(d)        Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied; and

(e)        Permit representatives of the Buyer, upon reasonable notice (unless an Event of Default shall have occurred and is continuing, in which case, no prior notice shall be required), during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by the Buyer.

7.2        Taxes. Each Seller and its Subsidiaries shall timely file all tax returns that are required to be filed by them and shall timely pay all material Taxes due, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided.

7.3        Notice of Proceedings or Adverse Change. Each Seller shall give notice to the Buyer immediately (unless otherwise specified below) after a Responsible Officer of such Seller has any knowledge of:

(a)        promptly upon receipt of notice or knowledge of the occurrence of any Default or Event of Default;

(b)        with respect to any Eligible Asset sold to the Buyer subject to a Transaction hereunder, promptly upon receipt of any principal prepayment (in full or partial) of such Purchased Asset (which principal prepayment shall promptly be deposited in the Collection Account);

(c)        with respect to any Eligible Asset sold to the Buyer subject to a Transaction hereunder, immediately upon receipt of notice or knowledge that the underlying Pledged Property has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to affect adversely the Asset Value of such Repurchase Asset;

(d)        as soon as practicable, but, in any case, no more than two (2) Business Days, after a Seller has obtained actual knowledge of the existence of any Critical Exception or Fatal Exception with respect to an SBC Loan, notice identifying the SBC Loan with respect to which such Critical Exception or Fatal Exception, as the case may be, exists and detailing the cause of such Critical Exception or Fatal Exception;

(e)        promptly upon receipt of notice or knowledge, but, in any case, no more than one (1) Business Day, after a Seller has obtained actual knowledge of the existence of any Environmental Issue with respect to an SBC Loan, notice identifying the SBC Loan with respect to which such Environmental Issue exists and detailing the cause of such Environmental Issue and such Seller shall, if a Pledged Property is subject to an Environmental Issue, direct the Servicer to immediately stop any foreclosure proceedings and not commence new foreclosure proceedings against such Pledged Property;

(f)        promptly, but no later than five (5) Business Days, upon receipt of notice or knowledge of (i) any material default related to any Repurchase Assets, (ii) any material Lien or material security interest (other than security interests created hereby or by the other Facility Documents) on, or material claim asserted against, any of the Repurchase Assets or (iii) any event or change in circumstances which could reasonably be expected to have a Material Adverse Effect;

(g)        promptly, but no later than two (2) Business Days after a Seller receives any of the same, deliver to the Buyer a true, complete, and correct copy of any schedule, report, notice, or any other document delivered to a Seller by any Person pursuant to, or in connection with, any of the SBC Loans; or

(h)        upon discovery by a Seller or the Buyer of any breach of any representation or warranty listed on Schedule 1  hereto applicable to any Eligible Asset, the party discovering such breach shall promptly give notice of such discovery to the other.

7.4        Financial Reporting.   The Guarantor shall maintain a system of accounting established and administered in accordance with GAAP, and furnish to the Buyer:

(a)        Within one hundred and twenty (120) days after the close of each fiscal year, Financial Statements, including a statement of income and changes in shareholders’ equity of the Guarantor for such year, and the related balance sheet as at the end of such year, all in reasonable detail and accompanied by an opinion of an accounting firm as to said financial statements;

(b)        Within forty-five (45) days after the close of each of the Guarantor’s first three fiscal quarters in each fiscal year unaudited balance sheets and income statements, for the period from the beginning of such fiscal year to the end of such quarter, subject, however, to year-end adjustments;

(c)        Simultaneously with the furnishing of each of the financial statements to be delivered pursuant to subsection (a) or (b) above a certificate in form and substance acceptable to the Buyer in its sole discretion and certified by a Responsible Officer of a Guarantor;

(d)        If applicable, copies of any 10‑Ks, 10‑Qs, registration statements and other “corporate finance” SEC filings (other than 8‑Ks) by Guarantor, within five (5) Business Days of their filing with the SEC; provided, that, Guarantor or any Affiliate will provide the Buyer with a copy of the annual 10‑K filed with the SEC by a Seller or its Affiliates, no later than ninety (90) days after the end of the year; and

(e)        Promptly, from time to time, such other information regarding the business affairs, operations and financial condition of Guarantor as the Buyer may reasonably request.

7.5        Visitation and Inspection Rights.  Each Seller, Guarantor and Investment Manager shall permit the Buyer to inspect, and to discuss with such Seller’s, Guarantor’s or Investment Manager’s, as applicable, officers, agents and auditors, the affairs, finances, and accounts of such Seller, Guarantor or Investment Manager, as applicable, the SBC Loans, and such Seller’s, Guarantor’s or Investment Manager’s, as applicable, books and records, and to make abstracts or reproductions thereof and to duplicate, reduce to hard copy or otherwise use any and all computer or electronically stored information or data, in each case, (i) during normal business hours, (ii) upon reasonable notice (provided, that upon the occurrence of an Event of Default, no notice shall be required), and (iii) at the expense of such Seller, Guarantor or Investment Manager, as applicable, to discuss with its officers, its affairs, finances, and accounts.

7.6        Reimbursement of Expenses. On the date of execution of this Repurchase Agreement, Sellers shall reimburse the Buyer for all expenses incurred by the Buyer on or prior to such date. From and after such date, Sellers shall promptly reimburse the Buyer for all expenses as the same are incurred by the Buyer and within thirty (30) days of the receipt of invoices therefor.

7.7        Further Assurances. Each Seller shall execute and deliver to the Buyer all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Buyer may reasonably request, in order to effectuate the transactions contemplated by this Repurchase Agreement and the Facility Documents or, without limiting any of the foregoing, to grant, preserve, protect and perfect the validity and first-priority of the security interests created or intended to be created hereby. Each Seller shall do all things necessary to preserve the Repurchase Assets so that they remain subject to a first priority perfected security interest hereunder. Without limiting the foregoing, each Seller will comply with all rules, regulations, and other laws of any Governmental Authority and cause the Repurchase Assets to comply with all applicable rules, regulations and other laws. No Seller will allow any default for which such Seller is responsible to occur under any Purchased Asset or any Facility Document and each Seller shall fully perform or cause to be performed when due all of its obligations under any Purchased Asset or the Facility Documents.

7.8        True and Correct Information. All information, reports, exhibits, schedules, financial statements or certificates of the Guarantor, Investment Manager or a Seller or any of its Affiliates thereof or any of their officers furnished to the Buyer hereunder and during the Buyer’s diligence of the Guarantor, Investment Manager and the Sellers are and will be true and complete and will not, to either Seller’s knowledge, omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. All required financial statements, information and reports delivered by the Guarantor, Investment Manager or a Seller to the Buyer pursuant to this Repurchase Agreement shall be prepared in accordance with GAAP, or in applicable, to SEC filings, the appropriate SEC accounting requirements. Notwithstanding anything to the contrary in this provision, in the event that (i) a Seller discovers any information provided to Buyer that contains an untrue statement of material fact or omits to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading, and (ii) such Seller provides correct information to Buyer prior to any detrimental reliance by Buyer, as determined by Buyer, on the uncorrected information, no violation of this provision shall have occurred in respect of such information.

7.9        ERISA Events.

(a)        Promptly upon becoming aware of the occurrence of any Event of ERISA Termination which together with all other Events of ERISA Termination occurring within the prior 12 months involve a payment of money by or a potential aggregate liability of Sellers and/or Guarantor or any ERISA Affiliate thereof or any combination of such entities in excess of $1,000,000 the Sellers shall give the Buyer a written notice specifying the nature thereof, what action such Seller or Guarantor or any ERISA Affiliate thereof has taken and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(b)        Promptly upon receipt thereof, each Seller shall furnish to the Buyer copies of (i) all notices received by a Seller or Guarantor or any ERISA Affiliate thereof of the PBGC’s intent to terminate any Plan or to have a trustee appointed to administer any Plan; (ii) all notices received by a Seller or Guarantor or any ERISA Affiliate thereof from the sponsor of a Multiemployer Plan pursuant to Section 4202 of ERISA involving a withdrawal liability in excess of $1,000,000; and (iii) all funding waiver requests filed by a Seller or Guarantor or any ERISA Affiliate thereof with the Internal Revenue Service with respect to any Plan, the accrued benefits of which exceed the present value of the plan assets as of the date the waiver request is filed by more than $1,000,000, and all communications received by a Seller or Guarantor or any ERISA Affiliate thereof from the Internal Revenue Service with respect to any such funding waiver request.

7.10        No Adverse Selection. No Seller shall select Eligible Assets using any type of adverse selection or other selection criteria which would adversely affect the Buyer.

7.11        Insurance. Sellers, Investment Manager and Guarantor shall continue to maintain Fidelity Insurance in an aggregate amount at least equal to $10,000,000. Sellers, Investment Manager and Guarantor shall maintain Fidelity Insurance in respect of its officers and employees, with respect to any claims made in connection with all or any portion of the Purchased Assets. Sellers, Investment Manager and Guarantor shall notify the Buyer of any material change in the terms of any such Fidelity Insurance.

7.12        Books and Records. Each Seller shall, to the extent practicable, maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the SBC Loans in the event of the destruction of the originals thereof), and keep and maintain or obtain, as and when required, all documents, books, records and other information reasonably necessary or advisable for the collection of all SBC Loans.

7.13        Illegal Activities. No Seller shall engage in any conduct or activity that could subject its assets to forfeiture or seizure.

7.14        Material Change in Business. Neither the Sellers nor Guarantor shall make any material change in the nature of its business as carried on at the date hereof.

7.15        Limitation on Dividends and Distributions. Following the occurrence and during the continuation of an Event of Default or if an Event of Default would result therefrom, neither the Sellers nor Guarantor shall make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity interest of such Seller or Guarantor, whether now or hereafter outstanding, or make any other distribution or dividend in respect of any of the foregoing or to any shareholder or equity owner of such Seller or Guarantor, either directly or indirectly, whether in cash or property or in obligations of such Seller or Guarantor or any of such Seller’s or Guarantor’s consolidated Subsidiaries; provided that the Guarantor shall be permitted to pay such dividends to the extent funds are distributed to the Guarantor and only in order to satisfy the REIT Distribution Requirement.

7.16        Disposition of Assets; Liens. No Seller nor Guarantor shall convey, sell, lease, assign, transfer or otherwise dispose of (collectively, “Transfer”), all or substantially all of its Property, business or assets (including, without limitation, receivables and leasehold interests) whether now owned or hereafter acquired (other than a Transfer that is an ordinary course securitization or a whole loan sale) or allow any Subsidiary (other than a special purpose entity established in accordance with customary secondary market procedures for the financing or sale of specified assets) to Transfer substantially all of its assets to any Person; provided that each Seller or Guarantor may after prior written notice to the Buyer allow such action with respect to any Subsidiary which is not a material part of the Sellers’ overall business operations.

7.17        Transactions with Affiliates. No Seller shall enter into any transaction, including, without limitation, the purchase, sale, lease or exchange of property or assets or the rendering or accepting of any service with any Affiliate, unless such transaction is (a) not otherwise prohibited in this Repurchase Agreement, (b) in the ordinary course of such Seller’s business, (c) a securitization transaction entered into by a Seller which does not include any Purchased Assets financed under the Facility Documents (other than as permitted by this Repurchase Agreement) and (d) upon fair and reasonable terms no less favorable to such Seller than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.

7.18        ERISA Matters.

(a)        Neither the Sellers nor Guarantor shall permit any event or condition which is described in any of clauses (i) through (viii) of the definition of “Event of ERISA Termination” to occur or exist with respect to any Plan or Multiemployer Plan if such event or condition, together with all other events or conditions described in the definition of Event of ERISA Termination occurring within the prior 12 months, involves the payment of money by or an incurrence of liability of a Seller or Guarantor or any ERISA Affiliate thereof, or any combination of such entities in an amount in excess of $1,000,000.

(b)        Neither the Sellers nor Guarantor shall be an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code and neither the Sellers nor Guarantor shall use “plan assets” within the meaning of 29 CFR §2510.3‑101, as modified by Section 3(42) of ERISA, to engage in this Repurchase Agreement or the Transactions hereunder, and transactions by or with either Seller or Guarantor are not subject to any state or local statute regulating investments of, or fiduciary obligations with respect to governmental plans within the meaning of Section 3(32) of ERISA.

7.19        Consolidations, Mergers and Sales of Assets. No Seller shall (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer all or substantially all of its assets to any other Person.

7.20        REIT Status. Guarantor shall maintain its status as a real estate investment trust under Section 856 of the Code, as amended, and shall be entitled to claim dividend paid deductions pursuant to Section 857 of the Code, as amended.

7.21        Asset Tape. Sellers shall deliver to the Buyer monthly, on or before fifteen (15) days after the end of each calendar month,  (i) a schedule in computer-readable form, containing such information reasonably requested by the Buyer, including, without limitation, servicing information, with those fields specified by the Buyer from time to time, on a loan-by-loan basis and in the aggregate, with respect to the SBC Loans sold in a Transaction under this Repurchase Agreement by such Seller or any other Servicer of the SBC Loans (if any), including any fields Buyer may reasonably request in order to determine the Market Value of the Purchased Assets and all data which the Buyer is required to obtain for any regulatory reporting purposes and (ii) a status sheet schedule, containing such information reasonably requested by the Buyer with those fields specified by the Buyer from time to time, on a loan-by-loan basis, including any fields Buyer may reasonably request in order to determine the Market Value of the Purchased Assets and all data which the Buyer is required to obtain for any regulatory reporting purposes (collectively, the “Asset Tape”).

7.22        Financial Covenants. Guarantor shall at all times comply with all financial covenants and/or financial ratios set forth in Section 3 of the Pricing Side Letter.

7.23        No Amendment or Waiver. No Seller will, nor will it permit or allow others to amend, modify, terminate or waive any provision of any Purchased Asset to which a Seller is a party in any manner which shall reasonably be expected to materially and adversely affect the value of such Purchased Asset unless the Buyer consents in writing after being provided at least five (5) Business Days’ prior written notice from the Sellers, together with a written summary, of such amendment, modification or termination.

7.24        Reserved.

7.25        Restrictions on Sale or Other Disposition of Purchased Assets. No Transfer of Purchased Assets shall be permitted, (i) to the extent such Transfer would cause a Default or Event of Default, or (ii) unless prior to the sale or other disposition of a Purchased Asset, the Sellers have submitted the terms of proposed sale to the Buyer, and the Buyer shall have the right to re-determine the Market Value of the Purchased Assets which would remain subsequent to the sale and require any resulting Margin Deficit payment be paid in conjunction with the proposed sale.

Section 8.        Events of Default. Each of the following events shall constitute an event of default (an “Event of Default”):

8.1        Payment Default. Sellers shall fail to (i) pay Price Differential which failure remains unremedied for one (1) Business Day following its due date, (ii) pay any Repurchase Price (other than the portion thereof consisting of Price Differential) or Margin Deficit when due, or (iii) pay fees or other amounts not specified in clauses (i) or (ii) which failure remains unremedied for two (2) Business Days following the date on which they are due; or

8.2        Representation and Warranty Breach. Any representation, warranty or certification made or deemed made herein or in any other Facility Document by the applicable Seller or the Guarantor or any certificate furnished to the Buyer pursuant to the provisions hereof or thereof or any information with respect to the SBC Loans furnished in writing by or on behalf of any Seller or, any Seller or the Guarantor shall prove to have been untrue or misleading in any material respect as of the time made or furnished (other than the representations and warranties set forth in Schedule 1 which shall be considered solely for the purpose of determining the Market Value of the Assets; unless Buyer determines that (i) any Seller or Guarantor shall have made any such representations and warranties with actual knowledge that they were materially false or misleading at the time made; (ii) any such representations and warranties have been materially false or misleading on a regular basis); or

8.3        Immediate Covenant Defaults. The failure of any Seller or Guarantor to perform, comply with or observe any term, covenant or agreement applicable to any Seller or Guarantor contained in any of Sections 7.01 (Preservation of Existence, Compliance with Law), 7.08 (True and Correct Information), 7.10 (No Adverse Selection), 7.13 (Illegal Activities), 7.14 (Material Change in Business), 7.15 (Limitation of Dividends and Distributions), 7.16 (Disposition of Assets; Liens), 7.17 (Transactions with Affiliates), 7.19 (Consolidations, Mergers and Sales of Assets), 7.20 (REIT Status),  7.21 (Asset Tape), 7.22 (Financial Covenants), 7.23 (No Amendment or Waiver), or 7.25 (Restrictions on Sale or Other Disposition of Purchased Assets) hereof; or

8.4        Additional Covenant Defaults. Any Seller or the Guarantor, shall fail to observe or perform any other covenant or agreement contained in this Repurchase Agreement (and not identified in Section 8.03) or any other Facility Document, and if such default shall be capable of being remedied, and such failure to observe or perform shall continue unremedied for a period of one (1) Business Day; or

8.5        Judgments.  A judgment or judgments for the payment of money in excess of

$1,000,000 in the aggregate shall be rendered against any Seller or the Guarantor in the aggregate by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof, and such Seller or the Guarantor shall not, within said period of thirty (30) days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

8.6        Cross-Default.  (i) Any of any Seller, ReadyCap or the Guarantor shall be in default under any Indebtedness of such Seller, ReadyCap or the Guarantor in the aggregate amount of $1,000,000, which default (1) involves the failure to pay a matured obligation or (2) in respect of such Indebtedness would, with or without the giving of notice or lapse of time or both, permit its acceleration, or (ii) any Seller, ReadyCap or the Guarantor shall be in a payment default under any material agreement entered into by such Seller, ReadyCap or the Guarantor and the Buyer or any of the Buyer’s Affiliates; or

8.7        Insolvency Event. An Insolvency Event shall have occurred with respect to any Seller or the Guarantor; or

8.8        Enforceability.  For any reason this Repurchase Agreement at any time shall not to be in full force and effect in all material respects or shall not be enforceable in all material respects in accordance with its terms against any Seller or the Guarantor, or any Lien granted pursuant hereto shall fail to be perfected and of first priority, or any Person (other than the Buyer) shall contest the validity, enforceability, perfection or priority of any Lien granted pursuant thereto, or any party thereto (other than Buyer) shall seek to disaffirm, terminate, limit or reduce its obligations hereunder; or

8.9        Liens. Any Seller or the Guarantor, shall grant, or suffer to exist, any Lien on any Purchased Assets (except any Lien in favor of the Buyer); or the Liens contemplated hereby shall fail to be first priority perfected Liens on any Purchased Assets, and the related Repurchase Assets in favor of the Buyer; or

8.10        Material Adverse Effect. As determined by Buyer in its sole discretion, there shall have occurred a Material Adverse Effect with respect to either Seller or the Guarantor and/or related Repurchase Assets; or

8.11        Change in Control. There shall have occurred a Change in Control in either Seller or the Guarantor; or

8.12        Going Concern. Any Seller or the Guarantor shall have audited financial statements or notes thereto or other opinions or conclusions stated therein that shall be qualified or limited by reference to the status of any Seller or the Guarantor as a “going concern” or reference of similar import; or

8.13        Inability to Perform. An officer of any Seller or the Guarantor, shall admit its inability to, or its intention not to, perform any of any Seller’s or Guarantor’s obligations; or

8.14        Reserved; or

8.15        Replacement of Servicers. The failure of any Seller or the Guarantor, to replace any Servicer in accordance with the applicable Servicing Agreement within the earlier of (1) the timeframe set forth in such Servicing Agreement or (2) thirty (30) days, in either case, upon a default of the Servicer thereunder; or

8.16        Investment Manager. Waterfall Asset Management, LLC ceases to be the Investment Manager; or

8.17        REIT Qualification. Guarantor shall fail to maintain its status as a real estate investment trust under Section 856 of the Code, as amended or fails to be entitled to claim dividend paid deductions pursuant to Section 857 of the Code, as amended.

Notwithstanding any other provision of this Section 8  any grace or notice period provided herein in respect of a notice to be given or action to be taken by the Buyer may be shortened or eliminated by the Buyer if, in its sole discretion, it is unreasonable to do so under the circumstances, taking into consideration, among other things, the volatility of the market for the Purchased Assets or other securities involved, the extent and nature or any Event of Default (or events which with the giving of such notice and passage of time would constitute Events of Default) and the risks inherent in deferring the exercise of remedies for the otherwise applicable grace or notice period.

Section 9.        Remedies Upon Default.

(a)        If an Event of Default occurs with respect to a Seller, the following rights and remedies are available to Buyer; provided that an Event of Default shall be deemed to be continuing unless expressly waived by Buyer in writing.

(i)        At the option of Buyer, exercised by written notice to such Seller, the Repurchase Date for each Transaction hereunder, if it has not already occurred, shall be deemed immediately to occur. Buyer shall give notice to the Sellers of exercise of such option as promptly as practicable.

(ii)       If Buyer exercises or is deemed to have exercised the option referred to in subsection (a)(i) of this Section:

(A)        Sellers’ obligations in such Transactions to repurchase all Purchased Assets, at the Aggregate Repurchase Price therefor on the Repurchase Date determined in accordance with subsection (a)(i) of this Section, (1) shall thereupon become immediately due and payable, (2) all Income paid after such exercise or deemed exercise shall be retained by Buyer and applied to the unpaid Aggregate Repurchase Price and any other amounts owed by Sellers hereunder, and (3) Sellers shall immediately deliver to Buyer any Purchased Assets and Repurchase Assets subject to such Transactions then in such Seller’s possession or control;

(B)        to the extent permitted by applicable law, the Aggregate Repurchase Price with respect to each such Transaction shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the date of the exercise or deemed exercise of such option to but excluding the date of payment of the Aggregate Repurchase Price as so increased, (x) the Default Rate in effect following an Event of Default to (y) the Aggregate Repurchase Price for such Transaction as of the Repurchase Date as determined pursuant to subsection (a)(i) of this Section (decreased as of any day by (i) any amounts actually in the possession of Buyer pursuant to clause (C) of this subsection, and (ii) any proceeds from the sale of Purchased Assets and Repurchase Assets applied to the Aggregate Repurchase Price pursuant to subsection (a)(iv) of this Section; and

(C)        all Income actually received by Buyer pursuant to Section 2.05 shall be applied to the unpaid Aggregate Repurchase Price owed by Sellers.

(iii)        Upon the occurrence of one or more Events of Default, Buyer shall have the right to obtain physical possession of all files of Sellers relating to the Repurchase Assets and all documents relating to the Purchased Assets and Repurchase Assets which are then or may thereafter come in to the possession of Sellers or any third party acting for Sellers and Sellers shall deliver to Buyer such assignments as Buyer shall request. Buyer shall be entitled to specific performance of all agreements of Sellers contained in Facility Documents.

(iv)        At any time on the Business Day following notice to Sellers (which notice may be the notice given under subsection (a)(i) of this Section), in the event Sellers have not repurchased all Purchased Assets and Repurchase Assets, Buyer may (A) immediately sell, without demand or further notice of any kind, at a public or private sale and at such price or prices as Buyer may deem satisfactory any or all Purchased Assets and the Repurchase Assets subject to such Transactions hereunder and apply the proceeds thereof to the aggregate unpaid Repurchase Prices and any other amounts owing by Sellers hereunder or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Assets and Repurchase Assets, to give Sellers credit for such Purchased Assets and the Repurchase Assets in an amount equal to the Market Value of the Purchased Assets and Repurchase Assets against the unpaid Aggregate Repurchase Price and any other amounts owing by Sellers hereunder. The proceeds of any disposition of Purchased Assets and the Repurchase Assets shall be applied as determined by Buyer in its sole discretion.

(v)        Each Seller shall be liable to Buyer for (i) the amount of all reasonable legal or other expenses (including, without limitation, costs and expenses of Buyer in connection with the enforcement of this Repurchase Agreement or any other agreement evidencing a Transaction, whether in action, suit or litigation or bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, further including, without limitation, the reasonable fees and expenses of counsel (including the costs of internal counsel of Buyer) incurred in connection with or as a result of an Event of Default, (ii) damages in an amount equal to the cost (including all fees, expenses and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default, and (iii) any other reasonable out-of-pocket loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a Transaction.

(vi)        Buyer shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law.

(b)        Buyer may exercise one or more of the remedies available hereunder immediately upon the occurrence of an Event of Default and at any time thereafter without notice to the Sellers. All rights and remedies arising under this Repurchase Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which Buyer may have.

(c)        Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and each Seller hereby expressly waives any defenses such Seller might otherwise have to require Buyer to enforce its rights by judicial process. Each Seller also waives any defense (other than a defense of payment or performance) such Seller might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Repurchase Assets, or from any other election of remedies. Each Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(d)        To the extent permitted by applicable law, Sellers shall be liable to Buyer for Price Differential on any amounts owing by Sellers hereunder, from the date Sellers become liable for such amounts hereunder until such amounts are (i) paid in full by such Seller or (ii) satisfied in full by the exercise of Buyer’s rights hereunder. Price Differential on any sum payable by Sellers to Buyer under this Section 9(d) shall be at a rate equal to the Default Rate.

(e)        Without limiting the rights of Buyer hereto to pursue all other legal and equitable rights available to Buyer for Sellers’ failure to perform its obligations under this Repurchase Agreement, each Seller acknowledges and agrees that the remedy at law for any failure to perform obligations hereunder would be inadequate and Buyer shall be entitled to specific performance, injunctive relief, or other equitable remedies in the event of any such failure. The availability of these remedies shall not prohibit Buyer from pursuing any other remedies for such breach, including the recovery of monetary damages.

Section 10.        No Duty of Buyer. The powers conferred on the Buyer hereunder are solely to protect the Buyer’s interests in the Repurchase Assets and shall not impose any duty upon it to exercise any such powers. The Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to Sellers for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

Section 11.        Indemnification And Expenses.

11.1        Indemnification. Each Seller agrees to hold the Buyer and each of its officers, directors, employees, advisors and agents (each, an “Indemnified Party”) harmless from and indemnify each Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind (including reasonable fees of counsel) which may be imposed on, incurred by or asserted against such Indemnified Party (collectively, “Costs”), relating to or arising out of this Repurchase Agreement, any other Facility Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Repurchase Agreement, any other Facility Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than the Indemnified Party’s gross negligence or willful misconduct; provided that Costs shall not include Costs of any claim made by an Indemnified Party if a court or arbitrator has made a final, non-appealable judgment in favor of such Seller with respect to such claim. Without limiting the generality of the foregoing, each Seller agrees to hold each Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to all SBC Loans relating to or arising out of (i) any Environmental Issue, (ii) the gross negligence, fraud or willful misconduct of a Seller or any of its officers, directors, employees or agents (each a “Seller Indemnifying Party”) arising out of, relating to, or in any way connected with, a Seller’s representations, warranties, covenants, rights, obligations or liabilities under any Facility Document, including without limitation, the misappropriation of funds by any Seller Indemnifying Party, (iii) any failure by a Seller Indemnifying Party to properly apply insurance or Condemnation Proceeds on account of the applicable SBC Loan, or (iv) any failure to timely deliver any Asset File or document therein as required by the Custodial Agreement. In any suit, proceeding or action brought by any Indemnified Party in connection with any SBC Loan for any sum owing thereunder, or to enforce any provisions of any SBC Loan, the Sellers will save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by a Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from a Seller. Each Seller also agrees to reimburse any Indemnified Party as and when billed by such Indemnified Party for all such Indemnified Party’s reasonable costs and expenses incurred in connection with the enforcement or the preservation of such Indemnified Party’s rights under this Repurchase Agreement, any other Facility Document or any transaction contemplated hereby or thereby, including, without limitation the reasonable fees and disbursements of its counsel.

11.2        Expenses. Each Seller agrees to pay as and when billed by the Buyer (a) all reasonable and documented out-of-pocket expenses of the Buyer associated with the Facility (including but not limited to a collateral audit and originator/servicing review to be performed by a third party auditor/appraiser selected by Buyer) and the preparation, execution, delivery and administration of this Repurchase Agreement and the Facility Documents and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel, (b) all reasonable and documented out-of-pocket expenses of the Buyer and the Buyer’s counsel (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Facility Documents, (c) reasonable and documented on-going audit and due diligence expenses (including small business loan file and appraisal or other valuation reviews and inspections) including, but not limited to, those costs and expenses incurred by the Buyer pursuant to Section 14 hereof, (d) all documented fees and expenses of the Custodian and (e) all the Costs pursuant to Section 11.01.

11.3        Full Recourse. The obligations of each Seller from time to time to pay the Aggregate Repurchase Price and all other amounts due under this Repurchase Agreement shall be full recourse obligations of the Sellers.

Section 12.        Servicing.

12.1        Servicing of SBC Loans. Sellers covenant to cause each Servicer of the SBC Loans to service, the SBC Loans in conformity with accepted and prudent servicing practices in the industry for the same type of SBC Loans as the Purchased Assets and in a manner at least equal in quality to the servicing the Sellers provide for SBC Loans which they own, including without limitation, those requirements set forth in the applicable Servicing Agreements.

12.2        Assignee. Each Seller agrees that the Buyer is the assignee of all servicing records with respect to the SBC Loans, including, but not limited to, any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of SBC Loans (the “Servicing Records”), and (ii) each Seller grants the Buyer a security interest in all of such Seller’s rights relating to the SBC Loans and all related Servicing Records to secure the Obligations of such Seller or its designee to service in conformity with this Section and any other obligation of such Seller to the Buyer. Each Seller covenants to safeguard such Servicing

Records and to deliver them promptly to the Buyer or its designee at the Buyer’s request following the occurrence of an Event of Default.

12.3        Servicing Agreement. In the event a Seller enters into any servicing agreement to service any or all of the SBC Loans (each, a “Servicing Agreement”), such Seller (i) shall provide a copy of any Servicing Agreement to the Buyer, which shall be subject to the review and approval of the Buyer in its sole discretion, and (ii) hereby irrevocably assigns to the Buyer and the Buyer’s successors and assigns all right, title and interest of such Seller in, to and under, and the benefits of, any Servicing Agreement, any Servicer Account and any Servicer Account Control Agreement with respect to the Purchased Assets.

12.4        Event of Default. Upon the occurrence and during the continuance of an Event of Default hereunder and in all events, the Buyer shall have the right to immediately terminate and transfer the servicing in accordance with the terms of the related Servicing Agreement, to the extent permitted thereunder. Regardless of whether the Buyer exercises such termination right, the Buyer will be named as an intended third-party beneficiary under such servicing, sub- servicing or master servicing agreement (or pursuant to a servicer direction letter with respect to such agreement in the form of Exhibit F) with, upon an Event of Default or a Seller’s failure to enforce the related servicing agreement within three (3) Business Days following a breach, full enforcement rights as if a party thereto with respect to the SBC Loans. Each Servicer will execute an acknowledgment of the Buyer’s rights with respect to the SBC Loans. Each Seller shall cooperate in transferring the servicing or managing, as applicable, of the SBC Loans to a successor servicer or manager, as applicable, appointed by the Buyer in its sole discretion.

Section 13.        Recording Of Communications. The Buyer and each Seller shall have the right (but not the obligation) from time to time to make or cause to be made tape recordings of communications between its employees and those of the other party with respect to Transactions upon notice to the other party of such recording. The Buyer and each Seller consent to the admissibility of such tape recordings in any court, arbitration, or other proceedings. The parties agree that a duly authenticated transcript of such a tape recording shall be deemed to be a writing conclusively evidencing the parties’ agreement.

Section 14.        Due Diligence. Each Seller acknowledges that the Buyer has the right to perform continuing due diligence reviews with respect to the SBC Loans (which may include obtaining appraisals and performing compliance, legal, credit and servicing file reviews) for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and such Seller agrees that upon reasonable (but no less than five (5) Business Day’s) prior notice to such Seller (unless a Default shall have occurred, in which case no prior notice shall be required), the Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Asset Files and any and all documents, records, agreements, instruments or information relating to such SBC Loans in the possession or under the control of such Seller. Each Seller also shall make available to the Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Asset Files and the SBC Loans. Without limiting the generality of the foregoing, each Seller acknowledges that the Buyer may enter into Transactions with Sellers based solely upon the information provided by such Seller to the Buyer in the Asset Tape and the representations, warranties and covenants contained herein, and that the Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the SBC Loans subject to such Transaction, including, without limitation, ordering new credit reports and new appraisals on the related Pledged Properties and otherwise re- generating the information used to originate such SBC Loan. The Buyer may underwrite such SBC Loans itself or engage a mutually agreed upon third party underwriter to perform such underwriting. Each Seller agrees to cooperate with the Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing the Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such SBC Loans in the possession, or under the control, of such Seller. Each Seller further agrees that such Seller shall reimburse the Buyer for any and all reasonable and documented out-of-pocket costs and expenses incurred by the Buyer in connection with the Buyer’s activities pursuant to this Section 14;  provided that prior to the occurrence of an Event of Default, such reimbursement shall not exceed $25,000 for any one (1) year period (excluding any reimbursement for due diligence conducted prior to the Effective Date or otherwise associated with the initial closing and funding of this Repurchase Agreement).

Section 15.        Assignability; Amendment.

15.1        Assignment and Acceptance. The rights and obligations of the parties under this Repurchase Agreement shall not be assigned by any Seller without the prior written consent of the Buyer. Subject to the foregoing, this Repurchase Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Nothing in this Repurchase Agreement express or implied, shall give to any Person, other than the parties to this Repurchase Agreement and their successors hereunder, any benefit of any legal or equitable right, power, remedy or claim under this Repurchase Agreement. The Buyer may from time to time assign, subject to the following restrictions, all or a portion of its rights and obligations under this Repurchase Agreement and the Facility Documents, pursuant to an executed assignment and acceptance by the Buyer and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned; provided that to the extent no Event of Default shall have occurred and be continuing, the Buyer shall not make an assignment to a Competitor. Upon such assignment, (a) such assignee shall be a party hereto and to each Facility Document to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of the Buyer hereunder, and (b) the Buyer shall, to the extent that such rights and obligations have been so assigned by it be released from its obligations hereunder and under the Facility Documents. Unless otherwise stated in the Assignment and Acceptance, each Seller shall continue to take directions solely from the Buyer unless otherwise notified by the Buyer in writing. The Buyer may distribute to any prospective assignee any document or other information delivered to the Buyer by a Seller.

15.2        Participations. The Buyer may sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Repurchase Agreement provided that (i) the Buyer’s obligations under this Repurchase Agreement shall remain unchanged, (ii) the Buyer shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) each Seller shall continue to deal solely and directly with the Buyer in connection with the Buyer’s rights and obligations under this Repurchase Agreement and the other Facility Documents except as provided in Section 2.10.

15.3        Disclosures. The Buyer may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 15, disclose to the assignee or participant or proposed assignee or participant, as the case may be, any information relating to a Seller or any of its Subsidiaries that has been furnished to the Buyer by or on behalf of a Seller or any of its Subsidiaries; provided that such assignee or participant agrees to hold such information subject to the confidentiality provisions of this Repurchase Agreement.

15.4        Amendment to Repurchase Agreement. In the event the Buyer assigns all or a portion of its rights and obligations under this Repurchase Agreement, the parties hereto agree to negotiate in good faith an amendment to this Repurchase Agreement to add agency provisions similar to those included in repurchase agreements for similar syndicated repurchase facilities. This Repurchase Agreement may be amended by written agreement by the parties hereto.

15.5        Hypothecation or Pledge of Purchased Assets. Nothing in this Repurchase Agreement shall preclude the Buyer from repledging the Purchased Assets in accordance with applicable law; provided, that no such transaction shall affect the obligations of Buyer to transfer the Purchased Assets to the applicable Seller on the applicable Repurchase Dates free and clear of any pledge, Lien, security interest, encumbrance, charge or other adverse claim or relieve Buyer of its obligations to credit or pay Income to, or apply Income to the obligations of Sellers pursuant to Section 2.05 of this Agreement or otherwise affect the rights, obligations and remedies of any party to this Agreement. Nothing contained in this Repurchase Agreement shall obligate the Buyer to segregate any Purchased Assets delivered to the Buyer by the Sellers.

Section 16.        Transfer and Maintenance of Register.

16.1        Rights and Obligations. Subject to acceptance and recording thereof pursuant to Section 16.02, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of the Buyer under this Repurchase Agreement. Any assignment or transfer by the Buyer of rights or obligations under this Repurchase Agreement that does not comply with this Section 16 shall be treated for purposes of this Repurchase Agreement as a sale by such the Buyer of a participation in such rights and obligations in accordance with Section 15.02 hereof.

16.2        Register. Each Seller shall maintain a register (the “Register”) on which it will record the Buyer’s rights hereunder, and each Assignment and Acceptance and participation.  The Register shall include the names and addresses of the Buyer (including all assignees, successors and participants) and the percentage or portion of such rights and obligations assigned.  Failure to make any such recordation, or any error in such recordation shall not affect a Seller’s obligations in respect of such rights. If the Buyer sells a participation in its rights hereunder, it shall provide the Sellers, or maintain as agent of the Sellers, the information described in this Section and permit the Sellers to review such information as reasonably needed for the Sellers to comply with its obligations under this Repurchase Agreement or under any applicable Requirement of Law.

Section 17.        Suspension of Payments.

17.1        Set-Off Rights. After the occurrence of an Event of Default, in addition to any rights and remedies of the Buyer hereunder and by law, the Buyer shall have the right, without prior notice to Sellers or the Guarantor, any such notice being expressly waived by Sellers or the Guarantor to the extent permitted by applicable law to set-off and appropriate and apply against any obligation from Sellers or the Guarantor thereof to the Buyer or any of its Affiliates any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other obligation (including to return excess margin), credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by or due from the Buyer or any Affiliate thereof to or for the credit or the account of Sellers or the Guarantor. The Buyer agrees promptly to notify Sellers and the Guarantor, as applicable, after any such set off and application made by the Buyer; provided that the failure to give such notice shall not affect the validity of such set off and application.

17.2        Suspension of Payments. The Buyer shall at any time have the right, in each case until such time as the Buyer determines otherwise, to retain, to suspend payment or performance of, or to decline to remit, any amount or property that the Buyer would otherwise be obligated to pay, remit or deliver to the Sellers hereunder if an Event of Default or Default shall have occurred.

Section 18.        Terminability. Each representation and warranty made or deemed to be made in connection with a Transaction, herein or pursuant hereto shall survive the making of such representation and warranty, and the Buyer shall not be deemed to have waived any Default that may arise because any such representation or warranty shall have proved to be false or misleading, notwithstanding that the Buyer may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time a Transaction was entered into by and between Buyer and Sellers. The obligations of the Sellers under Section 11 hereof shall survive the termination of this Repurchase Agreement.

Section 19.        Notices And Other Communications. Except as otherwise expressly permitted by this Repurchase Agreement, all notices, requests and other communications provided for herein (including without limitation any modifications of, or waivers, requests or consents under, this Repurchase Agreement) shall be given or made in writing (including without limitation by electronic transmission) delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof or thereof); or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. Except as otherwise provided in this Repurchase Agreement and except for notices given under Section 2  (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted electronically or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid. In all cases, to the extent that the related individual set forth in the respective “Attention” line is no longer employed by the respective Person, such notice may be given to the attention of a Responsible Officer of the respective Person or to the attention of such individual or individuals as subsequently notified in writing by a Responsible Officer of the respective Person.

Section 20.        Entire Agreement; Severability; Single Agreement.

20.1        Entire Agreement. This Repurchase Agreement, together with the Facility Documents, constitute the entire understanding between the Buyer and the Sellers with respect to the subject matter they cover and shall supersede any existing agreements between the parties containing general terms and conditions for transactions involving Purchased Assets. By acceptance of this Repurchase Agreement, the Buyer and the Sellers acknowledge that they have not made, and are not relying upon, any statements, representations, promises or undertakings not contained in this Repurchase Agreement. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

20.2        Single Agreement. The Buyer and each Seller acknowledge that, and have entered hereinto and will enter into Transactions hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and that each has been entered into in consideration of the other Transactions. Accordingly, each of the Buyer and each Seller agree (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transaction hereunder; (iii) that payments, deliveries, and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries, and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries, and other transfers may be applied against each other and netted and (iv) to promptly provide notice to the other after any such set off or application.

Section 21.        Governing Law; Submission to Jurisdictions; Waivers.

21.1        GOVERNING LAW. THIS REPURCHASE AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

21.2        SUBMISSION TO JURISDICTION; WAIVERS. THE BUYER, EACH SELLER AND THE GUARANTOR EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(a)        SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS REPURCHASE AGREEMENT AND THE OTHER FACILITY DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(b)        CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH

ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(c)        AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH THE BUYER SHALL HAVE BEEN NOTIFIED;

(d)        AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION; AND

(e)        THE BUYER, EACH SELLER AND THE GUARANTOR HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS REPURCHASE AGREEMENT, ANY OTHER FACILITY DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 22.        No Waivers, etc.  No failure on the part of the Buyer to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Facility Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Facility Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law. An Event of Default shall be deemed to be continuing unless expressly waived by the Buyer in writing.

Section 23.        Confidentiality.

23.1        Confidential Terms. The Buyer and each Seller hereby acknowledge and agree that all written or computer-readable information provided by one party to any other regarding the terms set forth in any of the Facility Documents (the “Confidential Terms”) shall be kept confidential and shall not be divulged to any party without the prior written consent of such other party except to the extent that (i) it is necessary to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies or regulatory bodies or in order to comply with any applicable federal or state laws, (ii) any of the Confidential Terms are in the public domain other than due to a breach of this covenant, (iii) in the Event of a Default the Buyer determines such information to be necessary or desirable to disclose to enforce or exercise the Buyer’s rights hereunder, (iv) to any rating agency, (v) to any Affiliate of the Buyer and any of the Buyer’s accountants, legal counsel and other advisors, (vi) to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Repurchase Agreement or (vii) to any actual or prospective party to any securitization or other transaction under which payments are to be made by reference to the Sellers and its obligations, this Repurchase Agreement or payments hereunder. Notwithstanding the foregoing or anything to the contrary contained herein or in any other Facility Document, the parties hereto may disclose to any and all Persons, without limitation of any kind, the federal, state and local tax treatment of the Transactions, any fact relevant to understanding the federal, state and local tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such federal, state and local tax treatment and that may be relevant to understanding such tax treatment; provided that no Seller may disclose the name of or identifying information with respect to the Buyer or any pricing terms (including, without limitation, the Facility Fee) or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the federal, state and local tax treatment of the Transactions and is not relevant to understanding the federal, state and local tax treatment of the Transactions, without the prior written consent of the Buyer. The provisions set forth in this Section 23.01 shall survive the termination of this Repurchase Agreement.

23.2        Confidential Information. Notwithstanding anything in this Repurchase Agreement to the contrary, each Seller shall comply with all applicable local, state and federal laws, including, without limitation, all privacy and data protection law, rules and regulations that are applicable to the Purchased Assets and/or any applicable terms of this Repurchase Agreement (the “Confidential Information”). Each Seller understands that the Confidential Information may contain “nonpublic personal information”, as that term is defined in Section 509(4) of the Gramm-Leach-Bliley Act (the “GLB Act”), and each Seller agrees to maintain such nonpublic personal information that it receives hereunder in accordance with the GLB Act and other applicable federal and state privacy laws. Each Seller shall implement such physical and other security measures as shall be necessary to (a) ensure the security and confidentiality of the “nonpublic personal information” of the “customers” and “consumers” (as those terms are defined in the GLB Act) of the Buyer or any Affiliate of the Buyer which the Buyer holds (b) protect against any threats or hazards to the security and integrity of such nonpublic personal information, and (c) protect against any unauthorized access to or use of such nonpublic personal information. Each Seller shall, at a minimum establish and maintain such data security program as is necessary to meet the objectives of the Interagency Guidelines Establishing Standards for Safeguarding Customer Information as set forth in the Code of Federal Regulations at 12 C.F.R. Parts 30, 208, 211, 225, 263, 308, 364, 568 and 570. Upon request, each Seller will provide evidence reasonably satisfactory to allow the Buyer to confirm that each Seller has satisfied its obligations as required under this Section. Without limitation, this may include the Buyer’s review of audits, summaries of test results, and other equivalent evaluations of each Seller. Each Seller shall notify the Buyer immediately following discovery of any breach or compromise of the security, confidentiality, or integrity of nonpublic personal information of the customers and consumers of the Buyer or any Affiliate of the Buyer provided directly to the Sellers by the Buyer or such Affiliate. Each Seller shall provide such notice to the Buyer by personal delivery, by facsimile with confirmation of receipt, or by overnight courier with confirmation of receipt to the applicable requesting individual.

Section 24.        Conflicts. In the event of any conflict between the terms of this Repurchase Agreement and any other Facility Document, then the terms of this Repurchase Agreement shall prevail.

Section 25.        Intent.

(a)        The parties intend and agree that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended and a “master netting agreement” as that term is defined in Section 101(38A)(A) of the Bankruptcy Code, that all payments hereunder are deemed “margin payments” or “settlement payments” as defined in Title 11 of the United States Code, and that the pledge of the Repurchase Assets constitutes “a security agreement or other arrangement or other credit enhancement” that is “related to” the Agreement and Transactions hereunder within the meaning of Sections 101(38A)(A), 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code. Sellers and Buyer further recognize and intend that this Repurchase Agreement is an agreement to provide financial accommodations and is not subject to assumption pursuant to Bankruptcy Code Section 365(a).

(b)        Buyer’s right to liquidate the Purchased Assets delivered to it in connection with the Transactions hereunder or to accelerate or terminate this Repurchase Agreement or otherwise exercise any other remedies pursuant to Section 16 hereof is a contractual right to liquidate, accelerate or terminate such Transaction as described in Sections 555, 559 and 561 of the Bankruptcy Code; any payments or transfers of property made with respect to this Repurchase Agreement or any Transaction to satisfy a Margin Deficit shall be considered a “margin payment” as such term is defined in Bankruptcy Code Section 741(5).

(c)        The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d)        It is understood that this Repurchase Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

(e)        This Repurchase Agreement is intended to be a “repurchase agreement” and a “securities contract,” within the meaning of Section 101(47), Section 555, Section 559 and Section 741 under the Bankruptcy Code.

(f)        Each party agrees that this Repurchase Agreement is intended to create mutuality of obligations among the parties, and as such, the Repurchase Agreement constitutes a contract which (i) is between all of the parties and (ii) places each party in the same right and capacity.

Section 26.        Miscellaneous.

26.1        Counterparts. This Repurchase Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Repurchase Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Loan Agreement in Portable Document Format (PDF) or by facsimile shall be effective as delivery of a manually executed original counterpart of this Loan Agreement.

26.2        Captions. The captions and headings appearing herein are for included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Repurchase Agreement.

26.3        Acknowledgment.  Each Seller hereby acknowledges that:

(a)        it has been advised by counsel in the negotiation, execution and delivery of this Repurchase Agreement and the other Facility Documents;

(b)        the Buyer has no fiduciary relationship to the Sellers; and

(c)        no joint venture exists between the Buyer and the Sellers.

26.4        Documents Mutually Drafted. Each Seller and the Buyer agree that this Repurchase Agreement and each other Facility Document have been mutually drafted and negotiated by each party, and consequently such documents shall not be construed against either party as the drafter thereof.

Section 27.        Joint and Several.  Each Seller shall be jointly and severally liable for the full, complete and punctual performance and satisfaction of all obligations of either Seller under this Repurchase Agreement. Accordingly, each Seller waives any and all notice of creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by Buyer upon such Seller’s joint and several liability. Each Seller waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon such Seller with respect to the Obligations. When pursuing its rights and remedies hereunder against either Seller, Buyer may, but shall be under no obligation to, pursue such rights and remedies hereunder against either Seller or any other Person or against any collateral security for the Obligations or any right of offset with respect thereto, and any failure by Buyer to pursue such other rights or remedies or to collect any payments from such Seller or any such other Person to realize upon any such collateral security or to exercise any such right of offset, or any release of such Seller or any such other Person or any such collateral security, or right of offset, shall not relieve such Seller of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Buyer against such Seller.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Repurchase Agreement to be duly executed and delivered as of the day and year first above written.

SELLERS:

SUTHERLAND ASSET I, LLC

By:	/s/ Thomas Buttacavoli
Name: Thomas Buttacavoli
Title: Authorized Signature

Address for Notices:

1140 Avenue of the Americas, 7th Floor
New York, NY 10036
Attention: Thomas Buttacavoli
Facsimile: (212) 257‑4699
E-mail: tbutta@waterfallam.com

SUTHERLAND 2016‑1 JPM GRANTOR TRUST

By:	Waterfall Asset Management, LLC, as Trust’s Agent

By:	/s/ Thomas Capasse
Name: Thomas Capasse
Title: Authorized Person

Address for Notices:

1140 Avenue of the Americas, 7th Floor
New York, NY 10036
Attention: Thomas Buttacavoli
Facsimile: (212) 257‑4699
E-mail: tbutta@waterfallam.com

Master Repurchase Agreement – Signature Page

GUARANTOR:

SUTHERLAND ASSET MANAGEMENT CORPORATION

By:	/s/ Thomas Buttacavoli
Name: Thomas Buttacavoli
Title: Authorized Signature

Address for Notices:

1140 Avenue of the Americas, 7th Floor
New York, NY 10036
Attention: Thomas Buttacavoli
Facsimile: (212) 257‑4699
E-mail: tbutta@waterfallam.com

Master Repurchase Agreement – Signature Page

BUYER:

JPMORGAN CHASE BANK, N.A.

By:	/s/ John Winchester
Name: John Winchester
Title: Executive Director

Address for Notices:

383 Madison Avenue
New York, New York 10179
Attention: John G. Winchester
Telephone: (212) 834‑4998
E-mail: john.g.winchester@jpmorgan.com

Master Repurchase Agreement – Signature Page